Exhibit 10.11

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

DISCOVERY AND LICENSE AGREEMENT

Between

RAYZEBIO, INC.

And

BLAZE BIOSCIENCE, INC.

dated:

February 22, 2021

DISCOVERY AND LICENSE AGREEMENT

This Discovery and License Agreement (the “Agreement”) is made and entered into as of February 22, 2021 (the “Effective Date”) by and between RayzeBio, Inc., a Delaware corporation, having its principal place of business at 9880 Campus Point Dr., Suite 410, San Diego, CA 92121 (“Rayze”), and Blaze Bioscience, Inc., a Delaware corporation, having its principal place of business at 530 Fairview Avenue North, Suite 1400, Seattle, WA 98109 (“Blaze”). Rayze and Blaze are sometimes referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Rayze discovers, develops and commercializes innovative pharmaceuticals;

WHEREAS, Blaze has proprietary platform technology to conduct research to discover and develop therapeutic proteins to selected targets for pharmaceutical development; and

WHEREAS, Rayze and Blaze desire to enter into this Agreement to collaborate to discover and license binding peptides for use in therapeutics and provide Rayze an option to access Blaze platform technology as set forth on the terms and conditions herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1 “Affiliate” means, with respect to a given Party, any Person that directly or indirectly controls, or is controlled by, or is under common control with such Party. For the purposes of this Section 1.1, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in the case of any partnership, or any other arrangement whereby a corporation or other entity controls or has the right to control the board of directors or equivalent governing body or management of another corporation or other entity.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “Alliance Manager” has the meaning set forth in Section 3.4.

1.4 “Applicable Law” means, individually and collectively, any and all local, state, federal and international laws, ordinances, treaties, rules, directives, regulations, administrative codes, guidance, judgments, decrees, orders and permits of any kind whatsoever of any court or governmental or regulatory authority having jurisdiction over or related to the activities undertaken under this Agreement.

1.5 “Annual Development Report” has the meaning set forth in Section 5.13.

1.6 “Bankruptcy Code” means Title 11 of the United States Code.

1.7 “Bankruptcy Party” has the meaning set forth in Section 6.6.

1.8 “Binding Peptide” means, with respect to a Target, any CDP discovered using the Blaze Platform Technology pursuant to this Agreement which demonstrates [***].

1.9 “Blaze” has the meaning set forth in the preamble.

1.10 “Blaze Indemnitees” has the meaning set forth in Section 11.1.2.

1.11 “Blaze Non-Platform Patents” means the Patents containing CDP compositions and methods of use specific to such compositions Controlled by Blaze as of the Effective Date set forth in Schedule 1.11 and the Blaze [***] Patent set forth in Schedule 1.12. For clarity, to the extent the same Patent is a Blaze Platform Patent and a Blaze Non-Platform Patent, Blaze Platform Technology contained in such Patent is excluded from this definition.

1.12 “Blaze [***] Patent” means the Patents containing CDP compositions and methods of use specific to such compositions Controlled by Blaze set forth in Schedule 1.12. For clarity, to the extent the same Patent is a Blaze Platform Patent and a Blaze [***] Patent, Blaze Platform Technology contained in such Patent is excluded from this definition.

1.13 “Blaze Platform Discontinuation” has the meaning set forth in Section 4.4.

1.14 “Blaze Platform Know How” means any Know How (other than Patents) related to the CDP discovery platform Controlled by Blaze as of the Effective Date, including aspects of CDP libraries, selection, and optimization technology, screening and expression technology, directed design, and materials, methods and proprietary know how in the foregoing.

1.15 “Blaze Platform Patents” means the Patents related to the CDP discovery platform Controlled by Blaze as of the Effective Date, including [***] and proprietary know how in the foregoing, but excluding any aspects of such Patents that claim compositions and methods of use that may be used as a component of a therapeutic product. The Blaze Platform Patents are set forth on Schedule 1.15 attached hereto. For clarity, to the extent the same Patent is a Blaze Platform Patent and a Blaze Non-Platform Patent, CDP compositions and methods of use specific to such compositions contained in such Patent are excluded from this definition.

1.16 “Blaze Platform Technology” means all Blaze Platform Know How and Blaze Platform Patents.

1.17 “Business Day” means a day that is not either (a) a Saturday, Sunday or a day on which banking institutions in New York, New York are required by Applicable Law to remain closed for banking business, or (b) the nine (9) consecutive calendar days beginning on December 24 through and including January 1 of each Calendar Year to the extent those days are not included in (a) in this Section 1.17.

1.18 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.19 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.20 “CDA” means that certain Confidential Disclosure Agreement between Rayze and Blaze dated November 20, 2020.

1.21 “CDPs” means peptides commonly known as cysteine dense mini-proteins and mini-protein families [***].

1.22 “Change of Control” means, with respect to a Party, an event or transaction or series of events or transactions by which: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding securities of such Party or the total voting power of such securities normally entitled to vote in elections of directors; (b)(i) such Party reorganizes, consolidates or comes under common control with, or merges into another Third Party entity, or (ii) any Third Party entity reorganizes, consolidates or comes under common control with, or merges into such Party, in either event of the foregoing ((i) or (ii)) where more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of such Party immediately preceding such consolidation or merger; (c) such Party conveys, transfers or leases to a Third Party (x) all or substantially all of its assets or the control thereof, or (y) all or substantially all of its assets or business relating to this Agreement or the control thereof; or (d) any other arrangement whereby a Third Party (or group of Third Parties acting in concert) obtains control or the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management, policies or affairs of such Party; provided, however, that, notwithstanding subsections (a) through (d) above, a sale of a Party’s securities in an underwritten public offering or private placement of such Party’s securities to multiple non-affiliated investors in a bona fide financing transaction shall not constitute a Change of Control.

1.23 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.

1.24 “Co-Chair” has the meaning set forth in Section 3.2.1.

1.25 “Collaboration Composition Patents” means any Patents developed in performance of the Research Plan that include claimed compositions and methods of use that cover [***]. For the avoidance of doubt, Collaboration Composition Patents include such Patents in Collaboration Technology developed by a Party, whether separately or jointly under any Research Plans that claim or cover any [***].

1.26 Collaboration General Know How” means, other than Collaboration Platform Know How, the Know How in Collaboration Technology.

1.27 “Collaboration Platform Know How” means any Know How (other than Patents) developed in performance of the Research Plan related to the CDP discovery platform, [***] and proprietary know how in the foregoing. For the avoidance of doubt, Collaboration Platform Know How includes such Know How in Collaboration Technology developed by a Party, whether separately or jointly under any Research Plans that do not claim or cover any [***] or any Products containing an [***].

1.28 “Collaboration Platform Patents” means any Patents developed in performance of the Research Plan related to the CDP discovery platform, including [***] and proprietary know how in the foregoing, but excluding claimed compositions and methods of use that cover Exclusive Molecules and Products containing Exclusive Molecules. For the avoidance of doubt, Collaboration Platform Patents includes such Patents in Collaboration Technology developed by a Party, whether separately or jointly under any Research Plans that do not claim or cover any Exclusive Molecules or any Products containing an Exclusive Molecule.

1.29 “Collaboration Platform Technology” means all Collaboration Platform Know How and Collaboration Platform Patents.

1.30 “Collaboration Products” means any Product containing an Exclusive Molecule for use in the Territory (whether or not such Exclusive Molecule is the sole active ingredient and whether or not such Exclusive Molecule is conjugated to or combined with any other component or reagent).

1.31 “Collaboration Target” means each Target that becomes the subject of a Research Plan. Each Collaboration Target shall be defined in a Research Plan. The Collaboration Targets are set forth on Schedule 1.31 attached hereto.

1.32 “Collaboration Technology” means the Patents and Know How first invented, discovered, created or developed as a result of the conduct of activities under the Research Plans during the Research Term, whether solely by or on behalf of either Party or jointly by or on behalf of the Parties.

1.33 “Commercialization”, “Commercialize”, “Commercializing” and the like means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a given Product, including activities related to marketing, promoting, selling, distributing, importing and exporting such Product, and interacting with Regulatory Authorities regarding any of the foregoing.

1.34 “Commercially Reasonable Efforts” means where applied to carrying out specific tasks or obligations of a Party under this Agreement, the use (on its own and/or acting through any of its Affiliates, licensees, sublicensees or subcontractors) of reasonable, diligent, good faith efforts and resources to accomplish such task or obligation as a similarly situated drug discovery or pharmaceutical company would normally use to accomplish a similar task or obligation under similar circumstances. “Commercially Reasonable Efforts” shall require that such Party (on its own and/or acting through any of its Affiliates, sublicensees or subcontractors), at a minimum: (a) promptly assign responsibility for such obligations to qualified personnel, set identified goals and objectives for carrying out such obligations, and monitor and hold personnel accountable for progress with respect to such goals and objectives; (b) set and seek to achieve specific and meaningful objectives for carrying out such obligations; and (c) make and implement decisions and allocate resources designed to diligently advance progress with respect to such objectives.

1.35 “Confidential Information” means any information not generally known or proprietary provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation documents, prototypes, samples, materials (including Materials), results, data (including Data) and know how, trade secrets, product composition, product properties and specifications, formulations, processes and methodologies, current and planned manufacturing, testing and regulatory requirements, labeling, storage and distribution, equipment, plans, designs, business models, reports, and intellectual property, the terms and conditions of this Agreement, any Data and any technical, business, or other information provided in connection with this Agreement, whether prior to, on, or after the Effective Date, including under the CDA which confidential information shall be deemed Confidential Information pursuant to this Agreement as of the Effective Date. All information disclosed from Disclosing Party to Receiving Party shall be deemed solely Confidential Information of the Disclosing Party regardless of the permitted uses under this Agreement.

1.36 “Continuing Rayze Screening Product” shall have the meaning set forth in Section 4.4.

1.37 “Control”, “Controlled”, “Controlling” means having the right to exploit and to license or sublicense the referenced Patents, Know How, Data, materials, information, or intellectual property in accordance with the terms of this Agreement without violating the terms of any agreement or other arrangement with a Third Party or any Applicable Law.

1.38 “Controlling Party” means, as the context requires with respect to any Patent, the Party responsible for its (a) Prosecution and Maintenance or (b) enforcement, litigation, defense or settlement of a claim related to such Patent.

1.39 “Contract Research Organization” or “CRO” means an entity or organization that provides research and development services commonly outsourced on a contracted fee-for-service basis.

1.40 “Data” means [***] pursuant to the Research Plans by a Party with respect to a Collaboration Target or Collaboration Product, including [***] (pursuant to Section 2.3.3 whether generated prior to or after Data transfer pursuant to Section 2.4), and [***], information and documentation, whether in written or electronic form.

1.41 “Develop”, “Development”, “Developing” and the like means any and all activities conducted to manufacture, have manufactured and develop, have developed or seek, obtain or maintain Regulatory Approvals for a Collaboration Product or Rayze Screening Product, which include all research and discovery activities, preclinical studies and non-clinical studies, clinical studies, quality of life assessments, pharmacoeconomics, regulatory affairs, manufacturing process development, formulation development and all activities performed with respect to and in support of the CMC (chemistry, manufacturing and controls, or equivalent) section of any Regulatory Approvals, and other related activities with respect to the Collaboration Products or Rayze Screening Products.

1.42 “Development Milestone(s)” has the meaning set forth in Section 5.3.

1.43 “Disclosing Party” has the meaning set forth in in the definition of “Confidential Information.”

1.44 “Discovery Milestone(s)” has the meaning set forth in Section 5.2.

1.45 “Dispute” has the meaning set forth in Section 12.1.

1.46 “Dollars” or “$” means the official currency of the United States of America.

1.47 “Effective Date” has the meaning set forth in the preamble.

1.48 “EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions for the European Union or the United Kingdom.

1.49 “European Union” or “EU” means the economic, scientific and political organization of member states in Europe, as it may be constituted from time to time. For clarity, EU shall include the United Kingdom, whether or not a member of the EU.

1.50 “Exclusive Molecules” means, for each Collaboration Target, the Lead Binders and any variants thereof that [***].

1.51 “Exclusivity Obligations” has the meaning set forth in Section 6.1.1.

1.52 “Existing IP” with reference to a Party means all Patents and Know How that it Controls as of the Effective Date.

1.53 “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions in the United States.

1.54 “Force Majeure” means any event beyond the reasonable control of the affected Party including: embargoes; war or acts of war, including terrorism; insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics or pandemics; or fire; floods, earthquakes, or other acts of nature; and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

1.55 “GAAP” means United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards, consistently applied by the applicable Person.

1.56 “Hutch Sublicense” has the meaning set forth in Schedule 5.5.

1.57 “Indemnifying Party” has the meaning set forth in Section 11.1.3.

1.58 “Indemnitee” has the meaning set forth in Section 11.1.3.

1.59 “Infringement” has the meaning set forth in Section 8.3.1.

1.60 “Initiation” means, with respect to a Clinical Trial, the first dosing in a human subject in such Clinical Trial.

1.61 “Internal Policies” means, with respect to a Party, such Party’s health care compliance, privacy, ethical, reputational, anti-bribery and corruption and other policies applicable to such Party’s activities under this Agreement, and any standard operating procedures implementing such policies, including the codes of conduct of any self-regulatory body of which that Party is a member.

1.62 “Joint Research Committee” or “JRC” has the meaning set forth in Section 3.1.1.

1.63 “Know How” means, in any tangible or intangible form, all proprietary and confidential technical information, methods, trade secrets, models, discoveries, ideas, data (including Data) and other types of information, databases, results, assays, instructions, processes, techniques, formulas, algorithms, materials (including Materials), inventions, computational models, human-relevant disease models, computer software (including source code), predictive model implementations, data analytic tools, biotechnology hardware and associated algorithms and methodologies, methods of use, expert knowledge and information.

1.64 “Lead Binder” means, (a) with respect to a Collaboration Target, a [***] selected by Rayze (i) that meets Success Criteria, or (ii) is designated as a Lead Binder by Rayze, for its respective Collaboration Target, or (b) with respect to a Rayze Screening Target, a [***] selected by Rayze (i) that meets functional criteria equivalent to the Success Criteria, or (ii) is otherwise [***].

1.65 “Losses” has the meaning set forth in Section 11.1.1.

1.66 “Major European Market” means any or all of France, Germany, Italy, Spain and the United Kingdom.

1.67 “Marketing Approval Application” or “MAA” means an NDA or any corresponding application in the applicable country or jurisdiction outside of the United States.

1.68 “Materials” means any chemical or biological substances, including any biological or chemical compounds, amino acids, peptides, sequences, vectors, nucleic acids, drug products, animal or human samples, tissues, cells, or other materials, regardless of the form of transfer, which are supplied by a Party or its nominee to the other Party or its nominee for use in the performance of activities under each Research Plan, or any materials with respect to any Blaze Platform Technology or Collaboration Platform Technology provided by Blaze to Rayze following the exercise of the Option by Rayze.

1.69 “Milestones” means any milestone payable under Article 5 of this Agreement. Milestones include Discovery Milestones, Development Milestones, Net Sales Milestones, Screening Milestones, Rayze Screening Product Development Milestones, and Rayze Screening Product Net Sales Milestones.

1.70 “NDA” means a “New Drug Application” as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation and all amendments and supplements thereto filed with the FDA.

1.71 “Net Sales” means, with respect to a Collaboration Product or Rayze Screening Product for any period, the gross amount billed or invoiced by Rayze, its Affiliates, Sublicensees, or distributors (each, a “Selling Party”) to Third Parties for the sale of such Product in the Territory less, to the extent actually paid, accrued, incurred or specifically allocated to the Product by the Selling Party, as determined in accordance with the Selling Party’s accounting standards maintained in accordance with GAAP, consistently applied:

(a) normal and customary trade, cash, quantity and prompt settlement discounts (including chargebacks and allowances) actually granted, allowed or incurred;

(b) amounts repaid or credited by reason of rejection, return or recall of goods, billing errors, stocking allowances, retroactive rebates or bona fide price reductions;

(c) freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced and shown on the invoice;

(d) sales, excise, or similar taxes, duties or other governmental charges (including any tax such as a VAT or government charge other than an income tax) levied on or measured by the billing amount; and

(e) governmental, regulatory authority and other rebates (or credits or other equivalents thereof) and similar payments made with respect to sales to or prescriptions covered by managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers, such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

(f) bad debt or uncollectible amount deductions actually written off during the applicable accounting period, provided, that any such amounts that are written off will be added back as Net Sales in a subsequent period to the extent later collected; and

(g) the foregoing (a) – (f) to the extent applicable to the Product without “double counting” any deduction then currently applied.

For purposes of determining Net Sales, a Product shall be deemed to be sold when invoiced, provided that a “sale” shall not include transfers or dispositions of such Product for pre-clinical or clinical purposes or as samples, patient assistance, named patient program, or compassionate use, in each case, without charge or below cost. Any Selling Party’s transfer of any Product to an Affiliate or sublicensee shall not result in any Net Sales, unless such Affiliate or Sublicensee is the last party in the distribution chain of the Product or the Company recognizes revenue with respect to such sale under applicable accounting standards.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, outcomes-based rebate and similar discount programs or similar programs or discounts, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with the applicable Selling Party’s existing allocation method consistently applied to all such products; provided that any such allocation to a Product shall be (i) done in accordance with Applicable Law, including any price reporting laws, rules and regulations and (ii) subject to clause (i) all such rebates, discounts and other forms of reimbursements shall be equitably allocated and consistently applied between the Product and other products of such Selling Party to Third Parties such that the Product does not bear a disproportionate portion of such deduction.

1.72 “Net Sales Milestone” has the meaning set forth in Section 5.3.

1.73 “Option” has the meaning set forth in Section 4.1.

1.74 “Option Exercise Date” has the meaning set forth in Section 4.1.

1.75 “Option Notice” has the meaning set forth in Section 4.1.

1.76 “[***] Licensing Payments” has the meaning set forth in Section 5.5.2.

1.77 “Option Period” means the period commencing on the Effective Date and ending [***] thereafter upon transfer of data from Blaze to Rayze of the first Lead Binder against its respective Collaboration Target.

1.78 “Party” or “Parties” has the meaning set forth in the preamble.

1.79 “[***] Licensing Payments” has the meaning set forth in Section 5.5.1.

1.80 “Patent Costs” means all external expenses (including reasonable external patent counsel fees) and Territory patent office fees related to the Prosecution and Maintenance of Patents.

1.81 “Patents” means all patents and pending patent applications (including inventor’s certificates and utility models) any patents issuing therefrom, and any patent applications and patents claiming priority to any of the foregoing patents and applications in any country in the Territory, including any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisional and other continuing applications, supplementary protection certificates, renewals, and any and all reissues, extensions, registrations, reexaminations, extensions, confirmations, registrations and patents of addition on any of the foregoing.

1.82 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.83 “Phase I Clinical Trial” means a clinical trial in humans that generally provides for the first introduction into humans of a Collaboration Product with the primary purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. Phase I Clinical Trial shall include clinical trials in humans with disease and may involve multiple doses administered to a given human subject.

1.84 “Phase II Clinical Trial” means a clinical trial in humans that is intended to explore the feasibility, safety, dose ranging, or efficacy of a Collaboration Product that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial for such Collaboration Product, in a manner that meets the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.85 “Phase III Clinical Trial” means clinical trial in humans that is performed to gain evidence with statistical significance of the efficacy of a Collaboration Product in a target population, and to obtain expanded evidence of safety for such Collaboration Product that is needed to evaluate the overall benefit-risk relationship of such Collaboration Product, to form the basis for approval of an MAA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. A human clinical study that is (a) both a Phase II Clinical Trial and a Phase III Clinical Trial or (b) otherwise results in Regulatory Approval without further Clinical Trials, then such Clinical Trial shall be considered (i) a Phase III Clinical Trial for purposes of each of the Milestone payments set forth in Section 5.3.1, and Section 5.4.4(a), and (ii) a Phase III Clinical Trial for the purposes of Hutch Sublicense payments pursuant to Section 5.5.1.

1.86 “Product” means any diagnostic or any pharmaceutical preparation, substance, formulation or dosage which is comprised of or contains an active ingredient directed against a Target (whether or not such active ingredient is the sole active ingredient, whether conjugated to or combined with any other component or reagent). For example, Products as used herein may include Collaboration Products and Rayze Screening Products as the context requires.

1.87 “Program Molecules” means for each Collaboration Target (a) [***] against their respective Collaboration Target that are discovered and identified by or on behalf of either Party, or jointly by or on behalf of the Parties in the course of performing Research Plans under this Agreement for such Collaboration Target; and (b) any salts, prodrugs, esters, metabolites, solvates, analogs, stereoisomers, polymorphs, and derivatives (including deuterated versions, analogs and/or modifications) of (a), in each case so long as such molecules still meet the technical criteria [***]. In accordance with Section 2.4.1 all Program Molecules including the Lead Binders will be separately identified in Schedule 1.87 at the time of Lead Binder selection.

1.88 “Prosecution and Maintenance” or “Prosecute and Maintain,” means, with respect to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as any post-grant administrative proceedings, ex parte and inter partes, including re-examinations, reissues, applications for patent term extensions, interferences, derivation proceedings, inter partes review, oppositions, arbitrations and other similar proceedings, with respect to that Patent. For clarity, Prosecution and Maintenance does not include enforcement, litigation, defense or settlement of a claim related to a Patent.

1.89 “Rayze” has the meaning set forth in the preamble.

1.90 “Rayze Indemnitees” has the meaning set forth in Section 11.1.1.

1.91 “Rayze Screening Product(s)” means any or all Products directed against Rayze Screening Targets the pharmaceutical preparation, substance, formulation or dosage which is comprised of or contains a Binding Peptide for use in the Screening Field and in the Territory. For clarity, Rayze Screening Products are independent of and shall not be considered Collaboration Products.

1.92 “Rayze Screening Product Development Milestone” has the meaning set forth in Section 5.4.4.

1.93 “Rayze Screening Product Net Sales Milestone” has the meaning set forth in Section 5.4.4.

1.94 “Rayze Screening Targets” means any and all Targets with respect to which Rayze uses the Blaze Platform Technology or Collaboration Platform Technology to screen for Binding Peptides thereon following the exercise of the Option by Rayze.

1.95 “Receiving Party” has the meaning set forth in the definition of “Confidential Information.”

1.96 “Regulatory Approval” means all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary for the Manufacturing, use, storage, import, export, transport or Commercialization of a Product, as applicable, in a regulatory jurisdiction in the Territory, including approval of any NDA or MAA. Regulatory Approval includes pricing approval in any jurisdictions where pricing of a Product requires approval by a Regulatory Authority.

1.97 “Regulatory Authority” means the FDA, the EMA, or any regulatory or governmental body with similar regulatory authority in any other jurisdiction anywhere in the world.

1.98 “Representatives” has the meaning set forth in Section 7.3.

1.99 “Research Plan” means, with respect to a Collaboration Target, a plan for the identification of Binding Peptides and Lead Binders for such Collaboration Target. A Research Plan will set out the Parties’ responsibilities for specified activities and the anticipated timelines for completion, specifying any Materials to be transferred and identifying any other matters pertinent to the scope of activities to be conducted under such Research Plan. The form of Research Plan is attached hereto as Schedule 1.99.

1.100 “Research Term” means with respect to a Research Plan, the period commencing on the Effective Date and ending on the date of last activity related to the discovery and research Binding Peptides against its respective Collaboration Target under its respective Research Plan.

1.101 “Screening Field” means the use of a peptide-based radiopharmaceutical for the diagnosis, screening, prophylaxis or treatment of one or more human diseases by introducing into a mammalian body a peptide-based molecule directed against Rayze Screening Target coupled to or with one or more radioactive agents.

1.102 “Screening Milestone” has the meaning set forth in Section 5.4.3.

1.103 “Screening [***] Option” has the meaning set forth in Section 4.3.

1.104 “Senior Executive” has the meaning set forth on Section 12.1.1.

1.105 “Sublicensee” means any Third Party that has received a license, transfer of right, or option to obtain a license or other right to develop, make, have made, use, sell have sold, offer for sale or import, directly or indirectly through one or more tiers from Rayze pursuant to this Agreement.

1.106 “Success Criteria” has the meaning set forth in Schedule 2.2.1.

1.107 “Target” means any gene, protein or other biological target. For example, Targets as used herein can include Collaboration Targets and/or Rayze Screening Targets as the context requires.

1.108 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto).

1.109 “Technical Lead” has the meaning set forth in Section 3.2.1.

1.110 “Term” has the meaning set forth in Section 9.1.

1.111 “Terminated Collaboration Target” has the meaning set forth in Section 9.4(b).

1.112 “Terminated Subject Matter” has the meaning set forth in Section 9.10.

1.113 “Territory” means all countries and territories in the world.

1.114 “Third Party” means a Person other than (a) Blaze and its Affiliates, and (b) Rayze and its Affiliates.

1.115 “Third Party Infringement Claim” has the meaning set forth in Section 8.4.1.

1.116 “United States” or “U.S.” means the United States and its territories and possessions.

ARTICLE 2

RESEARCH PLANS

2.1 General. Subject to the terms and conditions of this Agreement, for each Collaboration Target, the Parties will collaborate on certain drug discovery research activities with respect to CDPs in order to identify Binding Peptides and Lead Binders to the Collaboration Target as more fully described in this Article 2 and in accordance with its respective Research Plan. Blaze shall use the Blaze Platform Technology to conduct research and drug discovery activities against such Collaboration Targets pursuant to an agreed Research Plan to identify Binding Peptides and Lead Binders for each such Collaboration Target. Each of Blaze and Rayze will be solely responsible for [***] to conduct their respective designated activities under the Research Plan. Each Research Plan may be amended from time to time by the Parties’ mutual written agreement. Except as agreed in writing by the Parties otherwise and subject to Section 2.2.2, there shall be no more than [***] Collaboration Targets in total under this Agreement.

2.2 Target Designation and Replacement.

2.2.1 Collaboration Targets. As of the Effective Date Rayze has provided [***] Targets as Collaboration Targets as shown on Schedule 1.31. Within [***] of execution of this Agreement, the Parties shall meet and discuss each Collaboration Target for a period of up to [***] to agree upon a Research Plan including planned Success Criteria on each respective Collaboration Target. As agreed in the Research Plan the specific Success Criteria for each Collaboration Target shall be added to Schedule 2.2.1.

2.2.2 [***] Rayze upon written notice to Blaze shall at its sole option have the one-time right to propose a mutually acceptable additional Collaboration Target for inclusion under the Agreement. The additional Collaboration Target shall be separately identified and recorded in a written update to Schedule 1.31, and the updated Schedule shall be appended to and hereby incorporated by reference into this Agreement.

2.3 Conduct of Each Research Plan.

2.3.1 Activities. Each Party shall use Commercially Reasonable Efforts to perform the obligations assigned to it under each Research Plan in accordance with the corresponding timelines. Each Party shall perform (or ensure that its subcontractors and CROs perform) the Research Plan using personnel which are suitably qualified and experienced to perform the activities set out in the Research Plan for each Collaboration Target. Each Party shall conduct its activities in good scientific manner and in compliance with its Internal Policies and Applicable Law. Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for scientific, regulatory and patent purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of any Research Plan activities under this Agreement.

2.3.2 Subcontracting.

(a) Rayze may engage its Affiliates or any identified Third Party CRO or other subcontractor to perform certain of its obligations under any Research Plan. Blaze shall be free to use its subcontractors or CROs perform any its obligations under any Research Plan.

(b) Any subcontract between a Party and any Third Party CRO or subcontractor used by such Party to perform its obligations under a Research Plan be pursuant to a written agreement with such subcontracting Party under confidentiality and performance terms no less stringent than those under this Agreement and provided that all intellectual property rights conceived, created or generated during the performance of such services shall be owned by such subcontracting Party. Any Third Party subcontractor to be engaged by a Party to perform such Party’s obligations set forth in each Research Plan shall meet the qualifications customarily required by such subcontracting Party for the performance of work similar in scope and complexity to the subcontracted activity. The subcontracting Party will be solely responsible for the performance by the subcontractor and ensuring compliance by such Third Party subcontractor with the relevant terms of this Agreement, as if such Third Party contractor was a Party hereunder.

2.3.3 [***] Access to [***]. As part of each Research Plan, [***] shall share [***] from the first set of [***] for each Lead Binder performed by or on behalf of [***]. The [***] shared in accordance with this Section 2.3.3 shall be [***] Confidential Information and shared by [***] in a written report to [***] which shall include (i) [***] and (ii) results and [***]. [***] shall be free to use [***] Data for internal research use with its Affiliates. [***] shall be free to use such [***] internally and with collaborators (including disclosure under confidentiality of such [***] to a Third Party in accordance with this Section 2.3.3 and the confidentiality terms of this Agreement) to the extent such [***] applies to the Collaboration Target so long as when [***] is used with or by a Third Party it is de-identified with respect to the applicable Collaboration Target. By way of illustration and without limitation, if [***]. For clarity, the [***] provided to [***] in accordance with this Section 2.3.3 may be generated by [***] after [***] have been achieved and [***] have been transferred to [***] for a given Collaboration Target pursuant to Section 2.4.

2.4 Technology Transfer Upon Lead Binder Payment. Within [***] following the earlier of (i) the achievement of Success Criteria for a Lead Binder, or (ii) Rayze selection of a Lead Binder against its respective Collaboration Target along with payment in full of the applicable Discovery Milestone in accordance with Section 5.2, Blaze shall transfer to Rayze all Data that has been developed on the Program Molecules identified against its respective Collaboration Target. For the avoidance of doubt, Discovery Milestone related to the selection of Lead Binder in accordance with Section 5.2 is payable, irrespective of whether Rayze decides it does not wish to pursue such Lead Binder which has achieved the Success Criteria.

2.4.1 Program Molecules. All Program Molecules against each Collaboration Target will be separately identified and recorded in Schedule 1.87 following payment of the applicable Lead Binder Discovery Milestone. If such payment is not timely received, then such Target shall cease to be a Collaboration Target under this Agreement. As of the Effective Date there are no Program Molecules identified. During the Term, the Parties shall periodically update Schedule 1.87 in writing to identify Program Molecules accordingly, and the updated Schedule shall be appended to and hereby incorporated by reference into this Agreement.

ARTICLE 3

MANAGEMENT OF THE COLLABORATION

3.1 Joint Research Committee.

3.1.1 Establishment of JRC. Within [***] of the Effective Date, the Parties shall establish a Joint Research Committee (“Joint Research Committee” or “JRC”) in accordance with Section 3.2. The JRC shall operate to oversee the research activities, Research Plans and such other matters with respect to the collaboration between the Parties as are reasonably requested by either Party in accordance with this Article 3.

3.1.2 Responsibilities of the JRC. The JRC shall perform the following functions:

(a) discussing the Research Plans and overseeing and guiding the overall strategic direction of each Research Plan;

(b) periodically reviewing and updating each Research Plan, including confirming the allocation of responsibilities between the Parties, from time to time, and presenting such Research Plan and updates, as well as other amendments mutually agreed by the Parties;

(c) overseeing the implementation of each Research Plan, and monitoring performance of activities and timelines set forth therein;

(d) facilitating communications between the Parties regarding the activities undertaken under each Research Plan;

(e) for each Research Plan, reviewing and approving all amendments to the Research Plan;

(f) reviewing and discussing and reporting on Data arising from activities undertaken under each Research Plan;

(g) managing the transfer in accordance with Section 2.3.4, between the Parties including choosing the format and media for such transfer; and

(h) performing such other functions as are assigned to the JRC in this Agreement, or otherwise agreed by the Parties in writing.

3.1.3 Term of JRC. The JRC shall meet so long as the Parties are conducting activities under a Research Plan.

3.2 Membership, Meetings and Meeting Minutes

3.2.1 Membership. Except as otherwise stated herein, the JRC shall be composed of [***] representatives (or such other equal number of representatives as the Parties may agree) from each of Blaze and Rayze. Each Party shall designate its respective lead scientific or technology officer with decision making authority and seniority in the JRC (each a “Technical Lead”). Either Party may replace its respective JRC representatives at any time with prior written notice to the other Party. Each Party’s representatives to each JRC shall be individuals suitable to perform their functions and responsibilities in the JRC; provided, that it is understood that such individuals may need to seek appropriate authority from the relevant Party with respect to certain matters. Each Party Technical Leads on the JRC or their designees shall co-chair the meetings for the JRC (each, a “Co-Chair”). The Co-Chairs shall coordinate and prepare the agenda for, and ensure the orderly conduct of, the meetings and shall provide an agenda reasonably in advance of any meeting, along with appropriate information and presentations for such agenda; and prepare resulting minutes for each meeting. Each meeting agenda shall include all items requested by either Co-Chair for inclusion therein. If the Co-Chairs or another JRC member from either Party is unable to attend or participate in a meeting of the JRC, the Party whose Co-Chair or member is unable to attend may designate a substitute co-chair or other representative for the meeting. The Alliance Manager shall assist the Co-Chairs of the JRC with respect to the foregoing activities and attend all meetings of the JRC as a non-voting member; provided, that attendance by the Alliance Manager does not count towards either Party’s representation on the JRC.

3.2.2 Meetings. The JRC shall meet [***] (or more or less frequently as determined by it). JRC meetings may be called at other times to resolve conflicts and deadlocks in accordance with Section 3.3.1. At least one JRC meeting per year may be in-person, unless the JRC members agree to meet by an alternative mechanism (e.g., telephone or videoconference). Any in-person JRC meetings shall be held on an alternating basis between Blaze’s and Rayze’s facilities, unless otherwise agreed by the Parties in writing. Each Party shall be responsible for its own expenses in attending such meetings. As appropriate, either Party, at its cost, may invite a reasonable number of non-voting employees, consultants, and scientific advisors to attend JRC meetings as non-voting observers, provided that such invitees are bound by appropriate confidentiality obligations substantially similar to the ones set forth in this Agreement. Each Party may also call for special meetings of the JRC to discuss matters requested by such Party. The Alliance Managers shall provide the members of the JRC with at least [***] notice of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than [***] notice of any special meetings of the JRC called by either Party.

3.2.3 Meeting Minutes. Minutes will be kept of all JRC meetings. Minutes will be sent to all members of the JRC by e-mail for review and approval within [***] after each JRC meeting. The Alliance Managers will be responsible for taking and circulating minutes of each JRC meeting, in each case on a rotating basis (commencing with the Alliance Manager of Rayze and the Co-Chair of each other JRC designated by Rayze). If a Party’s Alliance Manager (or his or her designee) is not present at a JRC meeting and that Party is responsible for keeping minutes, such Party shall designate one of its JRC members to keep minutes. Minutes shall record all action items and decisions made at meetings. Minutes will be deemed approved unless any member of the JRC objects to the accuracy of such minutes by providing written notice to the other members of the JRC within [***] of circulation to the members. Minutes shall list decisions made, action items and further identify any issues that need to be resolved by the JRC or applicable dispute resolution process. In the event of any timely objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

3.3 Decision-Making Matters.

3.3.1 JRC Decision Making. Decisions of the JRC shall be made by unanimous vote, with each Party having one vote.

(a) In the event that the JRC does not reach a decision or is unable to reach consensus with respect to any non-scientific or non-technical matter after endeavoring for [***] to do so, then such matter shall be referred by the JRC with relevant supporting materials and background to the respective Chief Executive Officers of the Parties as a Dispute in accordance with Article 12.

(b) In the event that the JRC does not reach a decision or is unable to reach consensus with respect to any scientific or technical matter after endeavoring for [***] to do so, then such matter shall be referred the Technical Leads. The Technical Lead of each Party or their respective designees, shall attempt to resolve such deadlock within [***] of submission. If the Technical Leads (or their respective designees) cannot resolve the deadlock, then the Parties shall submit the dispute to the respective Chief Executive Officers of the Parties as a Dispute in accordance with Article 12.

3.3.2 Day-to-Day Decision-Making Authority. Each Party shall have decision making authority with respect to the day-to-day activities of such Party (and such Party’s employees, agents and subcontractors) under a Research Plan, provided that such decisions are not inconsistent with the terms and conditions of this Agreement or the decisions and actions of the JRC.

3.3.3 Limitation of Powers. The JRC will have only the powers as are specifically delegated to it under this Agreement. The JRC is not a substitute for the rights of the Parties under this Agreement and is intended to coordinate and facilitate the activities of the Parties. The JRC will not be involved with the day-to-day management of activities to be performed by a Party under this Agreement. Matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the JRC, including amendment, modification or waiver of compliance with the Agreement, which shall be made by the Parties in accordance with Section 13.8.

3.4 Alliance Managers. Promptly following the Effective Date, each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities hereunder (each, an “Alliance Manager”). The Alliance Managers shall attend the meetings of the JRC. The Alliance Managers may serve as one of the representatives of the JRC. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

ARTICLE 4

BLAZE PLATFORM TECHNOLOGY OPTION

4.1 Platform Option and Option Exercise. During the Option Period, Rayze may, in its sole discretion, provide written notice to Blaze (“Option Notice”) that Rayze wishes to exercise its option for rights to the Blaze Platform Technology in the Screening Field in the Territory as set forth in this Article 4 and this Agreement with respect to Rayze Screening Products (the “Option”). The date of the Option Notice shall be the date of exercise of the Option (the “Option Exercise Date”).

4.2 Option.

4.2.1 License Grant.

(a) Upon the Option Exercise Date and subject to the terms and conditions of this Agreement, including the payment terms set forth in Section 5.4, Blaze hereby grants to Rayze a non-exclusive, world-wide, non-sublicensable [***] license to the Blaze Platform Technology and Collaboration Platform Technology to research, Develop and Commercialize Rayze Screening Products in the Screening Field in the Territory.

(b) In the event Rayze [***], then Rayze shall notify Blaze in writing requesting a sublicense therefor identifying the Lead Binder and the Patent for which such sublicense is [***]. Such request must be made before the Lead Binder in question is advanced into clinical trials as part of a Rayze Screening Product. Blaze shall in good faith extend to Rayze the right to sublicense such applicable [***] solely to the extent necessary to Develop, manufacture and Commercialize such Rayze Screening Product; provided that any sublicense granted under this Section 4.2.1(b) shall not be further sublicenseable by any of Rayze’s Sublicensees. Any and all such sublicenses shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement to the extent applicable to Sublicensees, including payment obligations to the extent applicable. Rayze shall be responsible for ensuring the compliance of its Affiliates and Sublicensees (including payments and obligations to Blaze and Third Party sublicenses from Blaze set forth in Section 5.4 and Section 5.5.2 to the extent applicable) under this Agreement.

4.2.2 Blaze Technology Transfer. Within [***] of the Option Exercise Date the Parties will confer and agree on dates and a schedule for Blaze to (a) transfer all necessary Blaze Platform Technology and Collaboration Platform Technology to Rayze, and (b) assist Rayze in training on and implementation of the Blaze Platform Technology and Collaboration Platform Technology at their facilities, to enable screening of Binding Peptides on Rayze Screening Targets in accordance with the terms of this Agreement. Blaze will provide reasonable support and training to Rayze for up to [***] from the Option Exercise Date to enable Rayze to perform the Blaze Platform Technology and Collaboration Platform Technology. Blaze will be responsible for maintaining intellectual property and licenses required for Rayze to practice the Blaze Platform Technology and Collaboration Platform Technology.

4.2.3 Identify Third Party for use of Blaze Platform Technology. At the time of Blaze Platform Technology and Collaboration Platform Technology transfer in accordance with Section 4.2.2, to the extent that Blaze identifies any additional Third Party sublicenses required to use the Blaze Platform Technology and Collaboration Platform Technology, and to the extent that Blaze has the right to sublicense to Rayze under such Third Party license, Blaze shall provide a copy of such Third Party license agreement (which may be redacted other than for the applicable financial terms and payments to Blaze under the terms of such Third Party license agreement for a sublicense to Rayze), and the Parties shall amend Schedule 5.5 to this Agreement to provide for reimbursement to Blaze of amounts payable under such Third Party license agreement. In the event that Blaze does not have the right or otherwise determines not to grant a sublicense to Rayze, then Blaze shall identify the Third Party and the relevant Patents Controlled by such Third Party applicable to the Blaze Platform Technology and Collaboration Platform Technology.

4.2.4 Rayze Responsibilities. Upon Rayze’s exercise of the Option, Rayze shall be solely responsible for all direct costs with respect to hardware, reagents and software to enable, operate and exploit the Blaze Platform Technology and Collaboration Platform Technology for Rayze’s internal use, including obtaining any necessary licenses from any Third Parties to use the Blaze Platform Technology and Collaboration Platform Technology, at Rayze’s sole cost and expense.

4.3 License to [***] Patent. After the Option Exercise Date and subject to the terms and conditions of this Agreement, including the payment obligations set forth in Section 5.4 and Section 5.5 as well as other terms under an applicable Hutch Sublicense, Blaze shall grant Rayze an option on [***] to a non-exclusive, world-wide, sublicensable license to the [***] Patent for research, Development, manufacture, importation and Commercialization of Rayze Screening Products in the Screening Field and in the Territory (“Screening [***] Option”).

4.3.1 Screening [***] Option Exercise. To exercise its Screening [***] Option to obtain an applicable [***] in accordance with Section 4.3, Rayze shall confidentially submit the sequences of each Lead Binder for which it seeks such license to Blaze. Blaze shall extend the applicable [***] to Rayze within [***] in the form of a letter amendment to this Agreement which, upon execution by both Parties, shall hereby be incorporated by reference into this Agreement. Any applicable [***] provided to Rayze pursuant to Section 4.3 shall be subject to the payment terms set forth in Section 5.5.2.

4.4 Discontinuation of Use of Blaze Platform Technology and Collaboration Platform Technology

(a) Discontinuation for Convenience. Following the [***] of the Option Exercise Date, Rayze upon [***] written notice to Blaze may terminate its use of the Blaze Platform Technology and Collaboration Platform Technology (“Blaze Platform Discontinuation”), and all licenses subject to granted to Rayze under this Article 4 to the Blaze Platform Technology and Collaboration Platform Technology other than with respect to any Continuing Rayze Screening Products (defined below) (which licenses granted pursuant to Section 4.2 and Section 4.3 shall remain in effect). Upon the date of Blaze Platform Discontinuation, Rayze shall: (i) provide to Blaze the [***] of all Binding Peptides, Lead Binders and Rayze Screening Products arising from its use of the Blaze Platform Technology and Collaboration Platform Technology, which documentation shall be set forth on Schedule 4.4 and hereby incorporated by reference into this Agreement as the prospective Rayze Screening Products (each a “Continuing Rayze Screening Product”) which, (ii) represent and warrant that the Continuing Rayze Screening Products listed on Schedule 4.4 are accurate and complete and that there are no other Continuing Rayze Screening Products to be listed, and (iii) any Binding Peptides developed through use of the Blaze Platform Technology or Collaboration Platform Technology in Rayze’s possession that are not listed as Continuing Rayze Screening Products shall be returned to Blaze or destroyed in accordance with Section 9.9. Any Continuing Rayze Screening Products shall remain subject to all applicable terms and conditions of this Agreement, including any payment obligations under Section 5.4 and Section 5.5.2 (as applicable). For clarity, Blaze Platform Discontinuation shall not terminate any other licenses nor terminate this Agreement and all other terms and conditions of this Agreement shall remain in full force and effect. Rayze shall remain liable for any payments due as of the date of Blaze Platform Discontinuation under any licenses that are terminated in accordance with this Section 4.4.

(b) Return of Materials and Confidential Information. As a result of Blaze Platform Discontinuation under Section 4.4(a), other than with respect to Continuing Rayze Screening Products, Rayze shall cease, and shall cause its Affiliates and Sublicensees (as applicable pursuant to a Section 4.2.1(b) sublicense) to cease, use or practice any Blaze Platform Technology and Collaboration Platform Technology; and shall immediately destroy any and all Materials (and certify such destruction) provided by Blaze to Rayze with respect to any Blaze Platform Technology and Collaboration Platform Technology, and dispose of Blaze’s Confidential Information accordance with Section 9.9. For clarity, Rayze shall have a right to continue to use Blaze Platform Patents and Collaboration Platform Patents in accordance with Section 4.2 and its license to the [***] Patent pursuant to Section 4.3 (as applicable) and the terms of this Agreement (including any applicable payment obligations), solely to the extent necessary to Develop, manufacture and Commercialize such Continuing Rayze Screening Products.

ARTICLE 5

FINANCIAL PROVISIONS

5.1 Upfront Payment. In partial consideration of the rights and licenses granted to Rayze under this Agreement with respect to a total of [***] Collaboration Targets and the Option (i.e., $[***] for each of the Collaboration Targets and $[***] for the Option right), Rayze shall pay Blaze $1,150,000) within thirty (30) Business Days after the Effective Date. Such payment shall be non-creditable and non-refundable. No further upfront fee payments shall be made to the extent a Collaboration Target is added or otherwise removed in accordance with this Agreement.

5.2 Discovery Milestones per Collaboration Target. Rayze shall make the non-refundable, non-creditable Milestone payments to Blaze set forth below upon the first achievement of the milestone event set forth below with respect to the first Binding Peptide or Lead Binder identified for or against a designated Collaboration Target to achieve such milestone event (each, a “Discovery Milestone”, and collectively “Discovery Milestones”). The Discovery Milestones shall be payable only once per Collaboration Target, regardless of how many Collaboration Products, Binding Peptides or Lead Binders achieve such Discovery Milestone event against the same Collaboration Target. The Discovery Milestone for the identification of a Binding Peptide shall be made only on the first Collaboration Target.

Milestone Event	Milestone Payment per Collaboration Target
[***]	$	[***]
[***]	$	[***]

For the avoidance of doubt, the maximum amount of Discovery Milestones payments payable under this Section 5.2 for the first Collaboration Target is [***] Dollars ($[***]) (i.e., $[***] plus $[***]), and for each subsequent Collaboration Target is $[***]. The total maximum amount of Discovery Milestone payments payable under this Section 5.2 for selection of respective Lead Binders against all [***] Collaboration Targets, in aggregate, is Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) [***].

5.3 Development and Net Sales Milestones. Rayze shall make the non-refundable, non-creditable Milestone payments to Blaze that are set forth in Section 5.3.1 and Section 5.3.2 below upon the first achievement by Rayze, or its Affiliates or Sublicensees of the milestone events set forth below with respect to the first Collaboration Product to achieve any such Milestone events for its respective Collaboration Target. Each Milestone shall be payable only once, and shall be paid only for the first Collaboration Product to achieve such milestone against its respective Collaboration Target, regardless of how many such Collaboration Products ultimately achieve such Milestone against the same Collaboration Target, as set forth in the tables below:

5.3.1 Development Milestones. Upon first achievement of a Milestone event for Development of the first Collaboration Product against its respective Collaboration Target (each, a “Development Milestone”, and collectively “Development Milestones”):

Milestone Event	Milestone Payment per Collaboration Target
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

5.3.2 Net Sales Milestones. Rayze shall pay to Blaze the Net Sales-based Milestone payments set forth below the first time the aggregate Net Sales for Collaboration Products for its respective Collaboration Target within any Calendar Year in the Territory achieves the corresponding threshold indicated below (each, a “Net Sales Milestone”, and collectively “Net Sales Milestones”):

Milestone Event	Net Sales Milestone Payment per Collaboration Target
[***]	$	[***]
[***]	$	[***]

For the avoidance of doubt, the maximum amount of combined Development Milestones and Net Sales Milestone payments for Collaboration Products against a Collaboration Target payable under this Section 5.3 is [***] Dollars [***].

5.4 Platform Option Exercise Payments. Upon exercise of the Option in accordance with Article 4 by Rayze, Rayze shall thereafter make the non-refundable, non-creditable upfront, annual fee and Milestone payments to Blaze as are set forth in this Section 5.4 based upon the exploitation and use of the Blaze Platform Technology and Collaboration Platform Technology:

5.4.1 Option Exercise Payment. In partial consideration of the rights and licenses granted to Rayze under this Agreement, Rayze shall pay Blaze One Million Five Hundred Thousand Dollars ($1,500,000) within thirty (30) Business Days after the Option Exercise Date.

5.4.2 Annual Fee. Within thirty (30) days of the Option Exercise Date and each anniversary thereafter during the term of the Blaze Platform Technology and Collaboration Platform Technology license pursuant to Article 4, Rayze shall pay an annual maintenance fee of [***].

5.4.3 Screening Milestone. Upon the first successful screen by Rayze for a Binding Peptide with respect to a Rayze Screening Target, Rayze shall promptly notify Blaze in writing of such Binding Peptide, but in no event later than thirty (30) Business Days after achievement of such event and shall pay Blaze a Milestone payment of [***] (“Screening Milestone”).

5.4.4 Rayze Screening Target and Rayze Screening Product Milestones. In partial consideration of the rights and licenses granted to Rayze under this Agreement, for each of the first [***] Rayze Screening Targets with respect to which a Rayze Screening Product is Developed and Commercialized, Rayze shall make the payments set forth in this Section 5.4.4. For clarity, no further payments under this Section 5.4.4 shall be due or owing following the payment of all the Milestones set forth below for a total of [***] Rayze Screening Targets per Milestone by Rayze, its Affiliates or Sublicensees.

(a) Rayze Screening Product Development Milestones. In partial consideration of the rights and licenses granted to Rayze under this Agreement, for the first Rayze Screening Product against its respective Rayze Screening Target discovered using the Blaze Platform Technology or [***] to achieve a Development Milestone, Rayze shall pay the Milestones set forth in this Section 5.4.4(a). Each milestone shall be payable only once per Rayze Screening Target for each of the first [***] Platform Targets to achieve such Milestone, regardless of how many Rayze Screening Products against such Rayze Screening Target that ultimately achieve such Milestone(s), as set forth in the table below (each, a “Rayze Screening Product Development Milestone”, and collectively “Rayze Screening Product Development Milestones”):

Milestone Event	Rayze Screening Product Milestone Payment per Rayze Screening Target
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

(b) Net Sales Milestones per Rayze Screening Target. Rayze shall pay to Blaze the Net Sales-based Milestone payments set forth below the first time the aggregate Net Sales for the first Rayze Screening Product against its respective Rayze Screening Target to achieve Regulatory Approval reaches the corresponding threshold indicated below (each, a “Rayze Screening Product Net Sales Milestone”, and collectively “Rayze Screening Product Net Sales Milestones”). The Net Sales-based Milestone payments below are payable only once with respect to Rayze Screening Products against its respective Rayze Screening Target as set forth in the table below:

Milestone Event	Rayze Screening Product Net Sales Milestone Payment per Rayze Screening Target
[***]	$	[***]
[***]	$	[***]

For the avoidance of doubt, the total maximum amount of combined Rayze Screening Product Development Milestones and Rayze Screening Product Net Sales Milestone payments for each first Rayze Screening Product against its respective Rayze Screening Target payable under this Section 5.4.4(b) for each Rayze Screening Target is [***] Dollars ($[***]), and in the event that all [***] Rayze Screening Targets achieve the Section 5.4.3(b) Milestones, then the total maximum amount of potential Milestone payments payable under this Section 5.4.4(b) for all Rayze Screening Targets, in aggregate, is Seventy Five Million Dollars ($75,000,000).

5.5 Additional Consideration for Blaze Sublicenses.

5.5.1 Collaboration Product; Certain Third Party Sublicenses. For each Collaboration Target, in the event that Rayze requires a sublicense to any applicable Blaze Non-Platform Patents for a Collaboration Product that is associated with a Hutch Sublicense, then Rayze shall pay to Blaze, [***], the applicable milestones and royalties and any other payments due under the Hutch Sublicense (collectively, the “[***] Licensing Payments”) for the applicable Hutch Sublicense with respect to a Collaboration Product. Blaze represents, warrants and covenants that it will be solely responsible for and indemnify Rayze against claims or Losses for such [***] Licensing Payments following payment from Rayze of the applicable amount. Any uncured failure to pay [***] Licensing Payments in accordance with the terms of the Hutch Sublicense (including any applicable notice, cure and late payment provisions) shall terminate the applicable Hutch Sublicense rights (i) to Rayze under Sections 6.2.2, 6.2.3 and 6.4, and (ii) to any of Rayze’s Sublicensees under Section 6.4 (subject to Section 9.8).

5.5.2 Rayze Screening Product; Certain Third Party Licenses. In the event that Rayze requires a sublicense to any applicable Blaze [***] Patents under a [***] for a Rayze Screening Product, then Rayze shall pay to Blaze, [***], the applicable milestones and royalties and any other payments due [***] (collectively, the “[***] Licensing Payments”) for [***] with respect to such Rayze Screening Products. Blaze represents, warrants and covenants that it will be solely responsible for and indemnify Rayze against claims or Losses for such Option [***] Licensing Payments following payment from Rayze of the applicable amount. Any uncured failure to pay Opion [***] Licensing Payments in accordance with the terms [***] (including any applicable notice, cure and late payment provisions) shall terminate the applicable [***] under Section 4.3.

5.6 Adjustments for Patent Challenge. In the event that Rayze or any of its Affiliates or Sublicensees, brings directly, or through a Third Party indirectly, anywhere in the Territory, an administrative or legal action or proceeding alleging that any claim in a Blaze Non-Platform Patent is invalid, unenforceable or otherwise not patentable or is or would not be infringed (other than in response to an administrative or legal action in which a claim of infringement is made by Blaze, its Affiliates, licensee or licensors directly or through a Third Party indirectly) by Rayze’s (or its Affiliates’ or Sublicensee’s) activities absent the rights and licenses granted hereunder, then from the date of initiation of such administrative or legal action or proceeding and for so long as such administrative or legal action or proceeding remains outstanding, the payments pursuant to Sections 5.2, 5.3, 5.4 and 5.5 shall be [***]. Notwithstanding the above, if a Sublicensee of Rayze brings such an action, payments pursuant to Sections 5.2, 5.3, 5.4 and 5.5 shall not be [***]. Further, this Section 5.6 shall not apply to any dispute or administrative or legal action brought by Rayze (or its Affiliates’ or Sublicensee’s) alleging or defending that a product is not a Collaboration Product or Rayze Screening Product on the basis that the exploitation of the product does not infringe the Patent [***].

5.7 Milestone Notification and Payment Terms. Rayze shall notify Blaze in writing promptly, but in no event later than [***] after each achievement of each Milestone set out in this Article 5. Thereafter, Blaze shall submit an invoice to Rayze for the applicable Milestone payment. Rayze shall pay all such Milestone payments due in Dollars within [***] following Rayze’s receipt of an invoice from Blaze therefor following the achievement of the corresponding milestone event.

5.8 Audits. Rayze shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate books of accounts and records sufficient to determine and establish the amounts payable incurred under this Article 5. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a [***] period from the date of each report provided to Blaze. Upon at least [***] notice, Rayze shall permit an independent nationally recognized certified public accounting firm appointed by Blaze and reasonably acceptable to Rayze and subject to obligations of confidentiality to Rayze, to inspect the financial records of Rayze, its Affiliates and Sublicensees to the extent relating to payments to Blaze under Article 5; provided that such inspection shall not occur more often than once per Calendar Year. Any inspection conducted under this Section 5.7 shall be at the expense of Blaze, unless such inspection reveals any underpayment of the amounts due hereunder for the audited period by at least [***] percent ([***]%), in which case the full costs of such inspection for such period shall be borne by Rayze. Any underpayment shall be paid by Rayze to Blaze within [***], and any overpayment shall be credited against future amounts due by Rayze to Blaze. For clarity, such accounting firm may disclose to Blaze whether the reports and payments by Rayze under this Agreement were correct or not and the amount of any discrepancy.

5.9 Tax Matters. Rayze will make all payments to Blaze other under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment. Rayze shall deduct from the sums otherwise payable by Rayze hereunder the amount of any such Taxes that it is required to withhold from such payments. Each Party agrees to cooperate with the other Party in the event the other Party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force.

5.10 Late Payments. Without limiting either Party’s remedies under this Agreement, any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to [***] percentage points above the per-annum prime rate as quoted by Citibank, N.A., or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue, calculated on the number of days such payment is delinquent. Where the late payment is caused by the Party that is owed the payment, including for reasons such as failure to communicate in a timely manner changes to bank details, or failure to respond to communications from the Party owing the payment regarding the interpretation or dispute of the terms of such payment, then no interest will be payable by the Party owing the payment.

5.11 Currency Conversion. All payments made under this Article 5 shall be made in Dollars. With respect to Net Sales of Products invoiced in a currency other than Dollars, such amounts and the royalty amounts payable under this Agreement shall be expressed in Dollars calculated using Rayze’s standard conversion method consistent with GAAP in a manner consistent with Rayze’s customary and usual conversion procedures used to prepare its audited financial statements for external reporting purposes. At any time upon reasonable notice, Blaze may request and Rayze shall provide the conversion methodologies used.

5.12 Blocked Payments. In the event that, by reason of Applicable Laws in any country, it becomes impossible or illegal for a Party or its Affiliate, or licensee to transfer, or have transferred on its behalf, payments to the other Party, such Party shall promptly notify the other Party of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***], in a recognized banking institution selected by such Party or its Affiliate, or licensee, as the case may be, and identified in a notice given to the other Party.

5.13 Reports. Within [***] following the end of the Calendar Year during the Term, Rayze shall provide to Blaze written reports regarding Rayze’s progress with respect to Development and Commercialization of Collaboration Products and Rayze Screening Products in the Territory that Rayze has performed, or caused to be performed, since the preceding report, along with its plans for Commercialization in each instance and diligence efforts (“Annual Development Report”). In addition, within [***] of the achievement of a Milestone event described in this Article 5, Rayze shall provide to Blaze a written report with respect to such Milestone event. Each such report shall contain sufficient detail to enable Blaze to assess Rayze’s compliance with its obligations with respect to Section 5.14.

5.14 Diligence. Rayze (itself or through its Affiliates or Sublicensees) shall be solely responsible for Commercialization of the Collaboration Products and Rayze Screening Products (in the event of the exercise of Rayze’s Option) in the Territory. Rayze shall use Commercially Reasonable Efforts to (a) Develop and Commercialize the Collaboration Products and Rayze Screening Products in the United States and the Major European Market; and (b) devise and implement the plan for such Development and Commercialization. Rayze shall be solely responsible for all costs and expenses in connection with the Development and Commercialization of the Collaboration Products and Rayze Screening Products in the Territory.

ARTICLE 6

EXCLUSIVITY; LICENSES

6.1 Exclusivity.

6.1.1 Obligations. Except pursuant to this Agreement, during the Term, with respect to each Collaboration Target (so long as it remains a Collaboration Target) neither Blaze nor any of its Affiliates shall [***] (the “Exclusivity Obligations”). For clarity, Blaze or its Affiliates shall have the right to undertake peptide discovery activities utilizing the Blaze Platform Technology (including any improvements, enhancements and modifications thereto), whether alone or with or for any Third Party; provided that Blaze shall not (x) identify to any Third Party Rayze’s interest in any Collaboration Targets but may specifically disclose that such Target is or is not available to a Third Party, (y) provide any Rayze Existing IP, Program Molecules, Rayze Confidential Information, or license to [***] to such Third Party for use by or for any Third Party licensee; and provided further, that except as expressly limited or prohibited by this Agreement, including the restrictions set forth in (x) and (y) above, Blaze shall have the right to license the Blaze Platform Technology for use by a Third Party.

6.1.2 Obligations in Change of Control. In the event of (1) any Change of Control of Blaze, as of the closing date of the Change of Control event or (2) in the case Blaze acquires a Person (whether or not such event results in a Change of Control of Blaze) as of the closing date of such acquisition event, the Person engaged in the applicable event with Blaze will not be deemed to be an Affiliate of Blaze for purposes of Section 6.1.1 and will not be subject to the Exclusivity Obligations; provided that such Person or its Affiliates will not [***].

6.2 License Grant to Rayze. Subject to the terms and conditions of this Agreement, Blaze hereby grants to Rayze:

6.2.1 Prior to the payment of the [***] Discovery Milestone set forth in Section 5.2, a non-exclusive, limited sublicensable (solely to subcontractors or CROs) license to Blaze Non-Platform Patents, Blaze [***] Patent, and Collaboration Composition Patents solely to the extent necessary to internally evaluate and test on their respective Collaboration Target, and Program Molecules, in the Territory pursuant to a Research Plan; and

6.2.2 Upon the payment of the [***] Discovery Milestone set forth in Section 5.2 with respect to the applicable Collaboration Target, an exclusive (even as to Blaze) sublicensable and [***] license to Collaboration Composition Patents with respect to Collaboration Products against such Collaboration Target in the Territory solely to the extent necessary to make, have made, use (including Develop), sell (including Commercialize), offer for sale, export, import and fully exploit Collaboration Products in the Territory; provided that, the license rights pursuant to this Section 6.2.2 remain subject to the payment of the Milestones in Section 5.3.

6.2.3 Upon the payment of the [***] Discovery Milestone set forth in Section 5.2 with respect to the applicable Collaboration Target, within [***] thereafter, Rayze may elect with respect to such Collaboration Target, upon written notice to Blaze, an exclusive license under Blaze Non-Platform Patents and an exclusive sublicense under the Hutch Sublicense. Effective upon the date of written notification from Rayze to elect a sublicense with respect to such Collaboration Target, Blaze hereby grants an exclusive (even as to Blaze), sublicensable license or sublicense (as applicable) to Blaze Non-Platform Patents with respect to Collaboration Products against such Collaboration Target in the Territory solely to the extent necessary to make, have made, use (including Develop), sell (including Commercialize), offer for sale, export, export, import and fully exploit Collaboration Products in the Territory, which license rights are subject to the terms and conditions of this Agreement and of the Hutch Sublicense (including any [***] Licensing Payments according to Section 5.5.1).

6.3 License Grant to Blaze. Subject to the terms and conditions of this Agreement, Rayze hereby grants to Blaze a non-exclusive, royalty-free, worldwide license to Rayze Existing IP and Rayze Confidential Information solely for the purpose of Blaze’s performance of its assigned activities under this Agreement with respect to each Research Plan. The foregoing license shall be sublicensable to Blaze’s Affiliates and subcontractors solely to the extent such Affiliates and subcontractors are performing any of Blaze’s assigned activities under a Research Plan and subject to Section 2.3.2 and confidentiality obligations in accordance with this Agreement.

6.4 Sublicenses. Subject to the terms and conditions of this Agreement, Rayze shall have the right to grant sublicenses under the license granted to Rayze pursuant to Section 6.2.2 and Section 6.2.3 to its Affiliates and Sublicensees. Any and all such sublicenses shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement to the extent applicable to Sublicensees including payment obligations to the extent applicable. Rayze shall be responsible for ensuring the compliance of its Affiliates and Sublicensees with all obligations to Blaze under this Agreement and any Hutch Sublicense (as applicable), including the terms of such Hutch Sublicense and subject to any [***] Licensing Payments to the extent applicable.

6.5 No Implied Licenses; Retained Rights. Each Party acknowledges that the licenses granted under this Article 6 and, to the extent the Option is exercised, Article 4, are limited to the scope expressly granted, and all other rights to Patents and Know How licensed hereunder are expressly reserved to the Party granting the license to such Patents or Know How. Without limiting the foregoing, it is understood that where an exclusive license or sublicense under Patents or Know How is granted to a Party under this Article 6 for a particular purpose, the Party granting such license or sublicense retains all of its rights to such Patents or Know How for all purposes not expressly licensed or sublicensed.

6.6 Rights in Bankruptcy. The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by Applicable Law. All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction. Each Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain the intellectual property from another entity. In the event of the commencement of a bankruptcy proceeding by or against a Party (the “Bankruptcy Party”) under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in such other Party’s possession, shall be promptly delivered to it upon such other Party’s written request (a) upon commencement of a bankruptcy proceeding, unless the Bankruptcy Party continues to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) because the Bankruptcy Party continues to perform, upon the rejection of this Agreement by or on behalf of the Bankruptcy Party. Unless and until the Bankruptcy Party rejects this Agreement, the Bankruptcy Party shall perform this Agreement or provide the intellectual property licensed pursuant to this Agreement to the other Party and shall not interfere with the rights of the other Party to such intellectual property. In the case of an insolvency that is governed by non-U.S. bankruptcy law, the Parties agree that, to the extent not prohibited by the applicable insolvency law, each Party will be entitled to at least the same rights and protections afforded by the U.S. Bankruptcy Code, including survival of the licenses granted hereunder even if the Bankruptcy Party revokes or terminates this Agreement and a copy of the embodiments of such intellectual property, without conditions other than any legally required payment of royalties.

ARTICLE 7

CONFIDENTIALITY; PUBLICATIONS AND PRESENTATIONS

7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, during the Term and for a period of ten (10) years following termination or expiration thereof (provided that with respect to any such Confidential Information which constitutes a trade secret of such Party, such obligations shall continue for so long as Confidential Information remains a trade secret), each Party will be obligated to keep confidential and not publish or otherwise disclose to a Third Party, and not to use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary for the performance of a Party’s obligations, or the exercise of such Party’s rights under, this Agreement. The confidentiality and non-use obligations with respect to a Party’s Confidential Information in this Section 7.1 will not include any information that can be demonstrated by competent proof:

(a) was or becomes part of the public domain through no wrongful act, fault or negligence, or breach of this Agreement on the part of the Receiving Party;

(b) was, based on competent proof, in the Receiving Party’s possession prior to initial disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

(c) was subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

(d) was published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party in breach of its contractual obligations to the Disclosing Party; or

(e) was, based on competent proof, independently developed (outside the scope of this Agreement) by or for the Receiving Party without use of, reliance upon, or reference to the Disclosing Party’s Confidential Information.

Notwithstanding the above, specific Confidential Information of the Disclosing Party shall not be deemed to be within the foregoing exceptions merely because it is included in whole in part (including as several individual parts in combination to make a whole) within more general information that is in the public domain or in the possession of the Receiving Party. The Parties acknowledge that its employees or scientific staff working under the Research Plan may acquire a generalized level of non-confidential knowledge and skills in performance of the Research Plan.

7.2 Authorized Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:

(a) made in response to a valid order of a court or other governmental authority or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b) made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval for the Collaboration Products as permitted by this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

(c) made by or on behalf of the Receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent as permitted by this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

(d) made by the Receiving Party to its attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, sublicensees, existing or prospective investors, prospective acquirers, or other Third Parties as may be necessary or useful in connection with exploitation of Collaboration Products and Rayze Screening Products as contemplated by this Agreement or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party set forth herein.

7.3 Non-use and Non-disclosure; Representatives. During the term of the Agreement, Receiving Party agrees to keep the Confidential Information of the Disclosing Party confidential and shall not use any such Confidential Information for any purpose except in performance of and the exercise of its rights under this Agreement. Receiving Party have the right to disclose such Confidential Information to its directors, officers, employees and consultants (“Representatives”) on a “need to know” basis, to the extent such disclosure is reasonably necessary in connection with such Party’s activities under this Agreement; provided that any such Representative agrees to be bound by a secrecy obligation no less strict than as applicable this Agreement. The Receiving Party agrees to be responsible for any violations of this Agreement by their respective Representatives.

7.4 Restriction. The Receiving Party shall not re-create, reverse engineer, disassemble or decompile any sequences, structures, samples, materials (including Materials), prototypes, software or other tangible objects provided by the other Party or which embody Disclosing Party’s Confidential Information which are provided to Receiving Party hereunder. It is acknowledged between the Parties that certain Materials (other than Program Molecules and Lead Binders following payment of the appropriate Lead Binder Discovery Milestone set forth in Section 5.2 provided by Blaze to Rayze hereunder) may embody trade secrets of the providing Party and reverse engineering of such Materials shall be a material breach of this Agreement that may cause irreparable harm to the providing Party.

7.5 Injunctive Relief. Each Party, as a Receiving Party, acknowledges and agrees that due to the unique nature of a Disclosing Party’s Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder and that any such breach may allow a Receiving Party or Third Parties unfairly to compete with the Disclosing Party, resulting in irreparable harm to the Disclosing Party. Therefore, notwithstanding the provisions of Section 12.1, the Parties agree that upon any such breach or any imminent threat thereof, the Disclosing Party shall be entitled to seek appropriate equitable relief at the Disclosing Party’s option in either (a) a court of competent jurisdiction where such Disclosing Party resides, or (b) as provided in Section 12.1, as applicable, in addition to whatever remedies it might have at law in connection with any breach or enforcement of a Receiving Party’s obligations hereunder for the unauthorized use or release of any such Confidential Information.

7.6 Press Releases and Other Public Statements. Both Parties shall keep the terms of this Agreement confidential and such terms shall be treated as Confidential Information of both Parties in accordance with this Article 7, except that each Party may (a) issue a public announcement of the execution of this Agreement in a form mutually agreed in writing by the Parties; (b) disclose the terms of the Agreement to Affiliates and existing or prospective collaboration partners, sublicensees, advisors, shareholders, investors and acquirors, provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to the terms of this Agreement substantially similar to the obligations of confidentiality and non-use of the Receiving Party set forth herein (with a duration of confidentiality that is no less than three (3) years from the date of disclosure); or (c) as necessary as required by rules of any stock exchange or as part of any listing of the securities of Blaze or Rayze on any stock exchange. Any public announcement to be made in accordance with this Section 7.6 will be provided by the publishing Party to the other Party at least fourteen (14) days prior to its scheduled release; provided, that if the Party proposing such public announcement cannot provide the reviewing Party with fourteen (14) days’ notice due to extraordinary circumstances, such Party will use reasonable efforts to provide the reviewing Party with the proposed public statement for comment at least forty-eight (48) hours before release.

7.7 Use of Names. Neither Party will use the other’s name or logo in any press release or product advertising, or for any other promotional purpose, without first obtaining the other’s written consent and entering into appropriate trademark or housemark licenses, as applicable.

7.8 Publications by Rayze. As between the Parties, Rayze shall control all publications relating to the Development, Manufacture or Commercialization of Collaboration Products, after each applicable Research Term, which publications shall not require the prior written approval of Blaze (provided that in doing so, Rayze shall maintain the confidentiality of Blaze’s Confidential Information in accordance with this Article 7). Authorship on publications shall be in accordance with conventional publication standards regarding individuals and Persons participating in the work.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property.

8.1.1 Existing Patents and Know How. As between the Parties each Party shall own and retain all of its right, title and interest in, to and under its Existing IP subject to the licenses granted under this Agreement. Each Party shall have the sole right, but not the obligation, to pursue and direct, at its own cost and discretion, the Prosecution and Maintenance of Patents and the enforcement, litigation, defense or settlement of a claim related to any such Patent within their respective Existing IP, and shall have no obligation to keep the other Party informed with respect to such activities. For the avoidance of doubt, Blaze Platform Technology and Blaze Non-platform Patents are considered Blaze’s Existing IP for the purposes of this Article 8.

8.1.2 Ownership of Collaboration Technology.

(a) Collaboration Composition Patents. Subject to Section 8.1.2(b), ownership of the right, title and interest in and to Collaboration Composition Patents will be determined in accordance with the U.S. Patent Laws with respect to inventorship, and shall as between the Parties vest in (a) Blaze for inventions made solely by one or more employees of Blaze, or (b) Rayze for inventions made solely by one or more employees of Rayze, or (c) jointly with an equal and undivided interest between the Parties in the instance of an invention made by at least one employee of Blaze and at least one employee of Rayze. The Parties shall confer in good faith with respect to determining inventorship in accordance with this Section 8.1.2(a). Subject to the terms of this Agreement, and Section 8.2.1(b) [***] shall Control such Collaboration Composition Patents in accordance with this Article 8.

(b) Collaboration Platform Patents. Blaze shall be the sole owner of all right, title and interest in and to Collaboration Platform Patents and shall solely Control the same. Rayze hereby assigns to Blaze all its right, title and interest in and to any such Collaboration Platform Patents as provided in this Section 8.1.2(b). For the avoidance of doubt, Blaze shall have the sole right, but not the obligation, to pursue and direct, at its own cost and discretion, the Prosecution and Maintenance of Collaboration Platform Patents and the enforcement, litigation, defense or settlement of a claim related to any Blaze Platform Patent (which shall include any Collaboration Platform Patent under this Section 8.1.2(b)), and in the event that Rayze has exercised the Option, shall keep Rayze informed with respect to such activities. If Rayze has not exercised the Option, Rayze shall have no right to join, except (i) to the to the extent required by Applicable Laws and procedural rules, (ii) if necessary to join as a necessary or indispensable party or (iii) if necessary for other actions such as for standing, declarations, or furnishing a power of attorney, each of (i)—(iii) at Blaze’s cost. Rayze will cooperate with Blaze as reasonably requested for the Prosecution and Maintenance of the Collaboration Platform Patents, including (a) furnishing applicable power of attorney, inventor declaration, inventor affidavit, Patent assignment, (b) providing experimental write-ups, data packages and/or other materials that are reasonably available, and (c) causing its employees, independent contractors, consultants and others who perform its activities under this Agreement to cooperate with the Blaze and its legal representatives. Any external costs incurred Rayze in such requests for cooperation in accordance with this Section 8.1.2(b), shall be borne by Blaze.

(c) Know How in Collaboration Technology. Each Party shall jointly own and shall have an equal and undivided interest Collaboration General Know How. As between the Parties, any purported Infringement of Collaboration General Know How shall be subject to Section 8.3. Any and all Collaboration Platform Know How shall be solely owned by Blaze. Blaze shall have the sole right, but not the obligation, to pursue and direct, at its own cost and discretion, enforcement, litigation, defense or settlement of a claim related to any infringement or misappropriation of Collaboration Platform Know How.

(d) Patents in Collaboration Technology; Assignment. Subject to Section 8.1.2(e), each Party shall cause its inventors to assign ownership of their rights in and to any Patents in accordance with Sections 8.1.2(a) and (b) above and record such ownership therefor in patent offices and otherwise under Applicable Law to perfect their ownership rights therein. The Parties shall cooperate to effect such assignments in the Territory, including (a) furnishing applicable power of attorney, inventor declaration, inventor affidavit, Patent assignment and (b) causing its employees, independent contractors, consultants and others who perform its activities under this Agreement to cooperate with the assignee and its legal representatives.

(e) Inventorship; Assignment Obligations. Inventorship of any Patent in Collaboration Technology shall be determined in accordance with U.S. patent laws. Each Party shall cause its employees, independent contractors, consultants and others who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, provide a license, preferably exclusive, under) their rights in and to any Know How, Patents, and all intellectual property rights therein to such Party (or to an entity that is obligated to assign such rights to such

Party), except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, preferably exclusive, or right to obtain such a license). Further, each Party acknowledges and agrees that it will not intentionally take any action or make any statement that contradicts or negates any such assignment of Know How, Patents, or intellectual property rights of a Party, its employees, independent contractors, consultants or others who perform activities for such Party under this Agreement.

8.2 Patent Prosecution, Maintenance and Defense of Collaboration Composition Patents.

8.2.1 Collaboration Composition Patents.

(a) [***].

(b) [***] Control of each Collaboration Composition Patent shall transfer to Rayze and Rayze shall thereafter be the Controlling Party with respect to such Collaboration Composition Patent to Prosecute and Maintain each Collaboration Composition Patent in the Territory. [***] shall Prosecute and Maintain each Collaboration Composition Patent in the name of the applicable owner(s) determined in accordance with Section 8.1.2(a) (first sentence). [***] shall keep [***] reasonably informed on a regular semiannual basis of the status of such Collaboration Composition Patents to the [***], Exclusive Molecules and Collaboration Products in the Territory.

8.2.2 Costs for Collaboration Composition Patents. Subject to Section 8.2.1, [***] shall be the Controlling Party of Prosecution and Maintenance of such Collaboration Composition Patent in the Territory and shall pay [***] ([***]%) of Patent Costs with respect to such Collaboration Composition Patent. [***] shall invoice [***] quarterly for reimbursement of any external costs accrued under Section 8.2.1(a).

8.2.3 Abandonment of Collaboration Composition Patents. [***] will give reasonable written notice to [***] (which written notice may be in the form of an email) that it wishes to abandon its Prosecution or Maintenance of any Collaboration Composition Patent (which notice shall, to the extent possible, be given no later than [***] prior to any non-extendable deadline for any action that must be taken with respect to any such Collaboration Composition Patent in the relevant Territory patent office or agency). [***] shall, upon receipt of such notice, have the right, but not the obligation, to assume and thereafter direct the Prosecution and Maintenance of such Collaboration Composition Patent at its sole cost as the Controlling Party and if such right not exercised such Patent will abandon. Notwithstanding the above, the lack of national phase entry of a Collaboration Composition Patent application into a country outside of the United States shall not be considered abandonment for the purposes of this provision. Any Collaboration Composition Patent abandoned (whether or not [***] exercises its right to assume Control thereof) by [***] shall result in the termination of any Article 6 licenses thereunder, including the Exclusivity Obligations with respect to the applicable Collaboration Target. For clarity, abandonment of a Collaboration Composition Patent shall not terminate any other licenses nor terminate this Agreement and all other terms and conditions of this Agreement shall remain in full force and effect. In the event Rayze continues to Develop and Commercialize Collaboration Products that would be covered by the abandoned Collaboration Composition Patent, Rayze shall remain liable for payment of any Milestone payment due under any applicable milestone event achieved for any Collaboration Products in accordance with Article 5.

8.2.4 Cooperation. Each Party will cooperate with the other Party, as reasonably requested for the Prosecution and Maintenance of the Collaboration Composition Patents, including (a) furnishing applicable power of attorney, inventor declaration, inventor affidavit, Patent assignment, (b) providing experimental write-ups, data packages and/or other materials that are reasonably available , and (c) causing its employees, independent contractors, consultants and others who perform who perform its activities under this Agreement to cooperate with the other Party and its legal representatives. Any external costs incurred by the cooperating Party in accordance with this Section 8.2.4 shall be borne by the Party requesting such cooperation.

8.3 Enforcement of Collaboration Composition Patents and Collaboration General Know How

8.3.1 Notification of Infringement. If a Party learns of any Third Party infringement or threatened or suspected infringement, or misappropriation or threatened or suspected misappropriation, of Collaboration Composition Patents or Collaboration General Know How (each an “Infringement”), then such Party will notify the other Party in writing in reasonable detail as quickly as possible, and in no event later than [***] after learning of the purported Infringement. The Parties shall have up to [***] to confer and agree with respect to any Sublicensees that may be participating in such purported Infringement action accordance with Section 8.3.2(d).

8.3.2 Collaboration Composition Patents. If the purported Infringement is with respect to the manufacture, use, development or commercialization by a Third Party of a compound or product that (a) would reasonably be expected to compete with a Collaboration Product, and (i) may have been misappropriated by such Third Party or (ii) potentially would Infringe a Collaboration Composition Patent, then Rayze (and through Rayze for its Sublicensees with respect to such Collaboration Composition Patent solely in accordance with Section 8.3.2(d)) shall have the enforcement rights set forth in this Section 8.3.2.

(a) Enforcement Rights. Rayze shall have the first right, but not the obligation, at its own cost, to pursue and direct enforcement of and to defend third-party challenges and counterclaims to the Collaboration Composition Patents and shall act as Controlling Party therefor. Blaze shall have the right, but not the obligation, to the extent permitted by Applicable Laws and procedural rules to join, at its own cost and using its own counsel, as a party to the enforcement actions included in such enforcement activities.

(b) Cooperation. If Rayze brings an enforcement action or proceeding in accordance with Section 8.3, then Blaze shall cooperate as reasonably requested in the pursuit of such enforcement action, including if necessary by joining as a party to any such enforcement action for which it is a necessary or indispensable party or taking such other actions as are necessary for standing, furnishing a power of attorney, or for Rayze to otherwise maintain or pursue such enforcement action effectively and expeditiously. Rayze shall keep Blaze reasonably informed in connection with such enforcement action or proceeding. Rayze shall reimburse Blaze for the actions undertaken at the request of Rayze pursuant to this Section 8.3.2(b).

(c) Recovery. Any damages or other monetary awards recovered from the settlement of or judgment from such enforcement actions shall be allocated first to reimburse the Parties for the costs and expenses incurred by a Party (other than for voluntarily joining or monitoring an action without request from the Controlling Party) and not otherwise reimbursed in connection with such enforcement actions. Any amounts remaining will be retained by the Controlling Party. Rayze as the Controlling Party in an enforcement action pursuant to this Section 8.3 shall also have the right to control the settlement of such enforcement action including by granting a license or covenant not to sue; provided that such settlement (i) does not impose any additional financial or other material obligations on Blaze, and (ii) does not admit the invalidity or unenforceability of any Patent in Collaboration Technology without Blaze’s prior written consent.

(d) Sublicensees. For any Sublicensees that Rayze requests for participation in such purported Infringement, such Sublicensee shall be approved in writing by Blaze, and once approved such Sublicensee shall act on behalf of Rayze (whether alone or together with Rayze) in exercise of Rayze’s first right in accordance with this Section 8.3. Rayze shall provide to Blaze copy of its sublicense for any such Sublicensee (redacted to remove financial and other provisions unrelated to this provision). Any such approved Sublicensee shall assume all responsibilities, obligations and liabilities in accordance with this Section 8.3 as if it were Rayze, and as between the Parties Rayze shall be solely responsible and liable with respect to the performance its Sublicensees with respect to this Section 8.3.

8.4 Infringement Claims by Third Parties.

8.4.1 Notice. If a Party receives notice from a Third Party, whether written or oral, that any Collaboration Product or Rayze Screening Product infringes or misappropriates or may infringe or misappropriate the intellectual property rights of such Third Party (a “Third Party Infringement Claim”), then such Party will notify the other Party in writing in reasonable detail as quickly as possible, and in no event later than [***] after learning of the Third Party Infringement Claim.

8.4.2 Rayze Collaboration Product and Rayze Screening Product.

(a) Control by Rayze. Rayze shall be solely responsible for responding to and defending any Third Party Infringement Claim with respect to the Development, manufacture or Commercialization or other activities with respect to any Collaboration Product or Rayze Screening Product.

(b) Cooperation. Rayze shall keep Blaze reasonably informed of the status of any Third Party Infringement Claim actions conducted by Rayze pursuant to this Section 8.4, and Blaze shall cooperate as necessary in the pursuit of such defense efforts. Rayze shall reimburse Blaze for any cooperation actions undertaken at the request of Rayze pursuant to this Section 8.4.2(b).

(c) Settlement; Payments. Rayze may enter into a settlement or compromise of any Third Party Infringement Claim conducted pursuant to this Section 8.4, provided that if such settlement or compromise would (i) admit liability on the part of Blaze or any of its Affiliates or (ii) otherwise have a material adverse effect on the rights or interests of Blaze or its Affiliates or (iii) admit the invalidity or unenforceability of any Patent in Collaboration Technology, Blaze Non-Platform Patent, Blaze Platform Patent or Patent in Blaze Existing IP, then Rayze shall not enter into such settlement or compromise without the prior written consent of Blaze. Any payments in settlement or judgment of the Third Party Infringement Claim paid by Rayze pursuant to this Section 8.4 shall be the sole responsibility of Rayze.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 9, shall remain in effect until the expiration of all payment obligations by Rayze to Blaze as set forth in Article 5 (including any royalty or other payments under any Hutch Sublicense owed by Rayze pursuant to Sections 5.5.1 and 5.5.2) in all countries in the Territory (“Term”). Following the expiration of any applicable payment obligations or other payments under any Hutch Sublicense owed by Rayze pursuant to Sections 5.5.1 and 5.5.2 for a Collaboration Product or Rayze Screening Product in a country, the license grants related thereto shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable for such Collaboration Product or as applicable, such Rayze Screening Product (as applicable) in the Screening Field in such country.

9.2 Termination for Cause. In addition to any other remedies conferred by this Agreement or by Applicable Law or in equity, either Party may terminate this Agreement if there is an uncured material breach of this Agreement by the other Party. To exercise its termination rights under this Section 9.2, the non-breaching Party shall provide to the breaching Party with written notice, identifying the material breach in reasonable detail and whether the non-breaching Party is intending to terminate this Agreement. If such breaching Party, upon receiving such written notice identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days after the date of such notice of breach is received (or within thirty (30) days in the case of a breach of a payment obligation hereunder), then this Agreement shall terminate.

9.3 Termination for Insolvency. Either Party may terminate this Agreement in its entirety, effective immediately upon written notice to the other Party if, at any time such other Party (or any Affiliate that controls such Party) (a) files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization (except for solvent reorganization or solvent reconstruction) or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, (b) proposes a written agreement of composition or extension of substantially all of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not be dismissed within ninety (90) days after the filing thereof, (d) proposes to be a party to any dissolution or liquidation, (e) admits in writing its inability generally to meet its obligations as they fall due in the general course or (f) makes an assignment of substantially all of its assets for the benefit of creditors.

9.4 Termination by Rayze

(a) Termination for Convenience by Rayze. Rayze may terminate this Agreement, in its sole discretion, in its entirety at its option at any time after the first anniversary of the Effective Date upon ninety (90) days written notice to Blaze.

(b) Termination of Collaboration Target. After the first anniversary of the Effective Date Rayze may thereafter terminate this Agreement on a Collaboration Target-by-Collaboration Target basis (each a “Terminated Collaboration Target”) upon thirty (30) days written notice to Blaze identifying the Terminated Collaboration Target. For clarity, all then remaining Collaboration Targets shall still remain subject to this Agreement, and termination of a Collaboration Target in accordance with this Section 9.4(b) shall not terminate the Agreement in its entirety unless all Collaboration Targets become Terminated Collaboration Targets.

9.5 Termination by Blaze.

(a) Termination for Platform Technology Transfer. In the event that Rayze or any of its Affiliates transfers Blaze Platform Technology or Collaboration Platform Technology to a Third Party anywhere in the Territory in violation of this Agreement, the Parties acknowledge that this will cause irreparable harm to Blaze and Blaze may terminate all Rayze Screening Products (including termination of all Article 4 licenses including with respect to Continuing Rayze Screening Products and applicable Binding Peptides), effective immediately upon written notice to Rayze.

9.6 Accrued Obligations. Expiration or termination of this Agreement (in whole or in part) for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any early termination of this Agreement preclude either Party from pursuing any and all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.

9.7 Effects of Termination.

9.7.1 Entire Agreement; Termination by Rayze. Upon termination of the entire Agreement by Rayze pursuant to Section 9.4(a), but not expiration, of this Agreement:

(a) in the event that the Option has not been previously exercised, the Option, and licenses granted to Rayze under Article 4 shall terminate;

(b) in the event that the Option has been previously exercised, termination shall be considered a Blaze Platform Discontinuation subject to the terms of Section 4.4 with respect to Continuing Rayze Screening Products and applicable Binding Peptides;

(c) all licenses granted by either Party to the other Party under Article 6 shall terminate, except for licenses and sublicenses granted by Blaze with respect to Collaboration Products existing as of the date of termination which terms shall continue with respect to such Collaboration Products; and

(d) Rayze shall remain liable for payment of any Milestone payment due under any applicable milestone event achieved for any Collaboration Products or Rayze Screening Products in accordance with Article 5.

9.7.2 Entire Agreement; Termination by Blaze. Upon termination of the entire Agreement by Blaze pursuant to Section 9.2 (in the event of uncured Rayze breach) and subject to Section 9.8 (as applicable, to Rayze Sublicensees) but not expiration, of this Agreement:

(a) in the event that the Option has not been previously exercised, the Option and licenses granted to Rayze under Article 4 shall terminate ;

(b) in the event that the Option has been previously exercised, Rayze shall not and shall cause its Affiliates and Sublicensees to not use any Binding Peptides, Lead Binders and Rayze Screening Products (including with respect to Continuing Rayze Screening Products and applicable Binding Peptides) arising from its use of the Blaze Platform Technology and Collaboration Platform Technology;

(c) all licenses granted by either Party to the other Party under Article 6 shall terminate;

(d) All Collaboration Patents and Collaboration Know How shall immediately revert to Blaze and be Controlled by Blaze and shall no longer be subject to the terms of this Agreement; and

(e) Rayze shall not, and shall cause its Affiliates and Sublicensees to not, use or practice any Blaze Platform Technology or Collaboration Platform Technology.

9.7.3 Termination of Collaboration Target. Upon termination with respect to any Terminated Collaboration Target by Rayze pursuant to Section 9.4(b):

(a) all licenses granted by either Party to the other Party under Article 6 with respect to the Terminated Collaboration Target shall terminate;

(b) with respect to the Terminated Collaboration Target, all applicable Collaboration Patents and Collaboration Know How shall immediately revert to Blaze and be Controlled by Blaze and shall no longer be subject to the terms of this Agreement; and

(c) Rayze shall assign, and hereby does assign effective upon the effective date of termination, to Blaze Rayze’s interest in any Patents in Collaboration Technology with respect to the Terminated Collaboration Target.

9.7.4 Termination for Platform Technology Transfer. Upon termination with respect to Rayze Screening Products by Blaze pursuant to Section 9.5(a):

(a) all Binding Peptides, Lead Binders and Rayze Screening Products (including with respect to Continuing Rayze Screening Products and applicable Binding Peptides) arising from its use of the Blaze Platform Technology or Collaboration Platform Technology shall be disposed of and all licenses granted to Rayze to the foregoing under Article 4 shall terminate; and

(b) Rayze shall not, and shall cause its Affiliates and Sublicensees to not, use or practice any Blaze Platform Technology or Collaboration Platform Technology.

9.8 Sublicensees. In each case of termination under Section 9.2 or Section 9.3 if the Agreement has been terminated due to Rayze’s breach or insolvency, any of Rayze’s Sublicensees under Section 6.4 may, upon written notice to Blaze, continue the rights granted to such Sublicensee prior to the occurrence of Rayze’s breach or insolvency if such Sublicensee notifies Blaze and agrees in writing to comply with the provisions of this Agreement as if it were Rayze with respect to the rights sublicensed to the Sublicensee under this Agreement, including complying with any payment obligations thereunder to the extent solely enable the Sublicensee to exercise the sublicensed rights under this Agreement with respect to the applicable Collaboration Products, or Rayze Screening Products in the Screening Field and in Territory. Any continuance by written notice from a Sublicensee under this Section 9.8 shall exclude Section 2.4, and if the Sublicensee is not sublicensed with respect to a Rayze Screening Product, shall exclude Section 4.1 and Section 4.2 and shall not otherwise include any license to or use of Blaze Platform Technology or Collaboration Platform Technology without the prior written consent of Blaze.

9.9 Disposition of Confidential Information and Materials. At the written request of the Disclosing Party promptly following the termination of this Agreement or termination of Terminated Subject Matter (as applicable), the Receiving Party shall (and shall cause its Affiliates and their respective representatives to) return to the Disclosing Party or destroy all originals of documents (in paper or electronic form) and physical materials then in its possession, and copies thereof, containing Confidential Information received from the Disclosing Party and constituting its Confidential Information, and destroy all documents and other materials that it created including any such Confidential Information; provided, that the

Receiving Party may retain in confidence (a) one (1) archival copy of the Confidential Information in its legal files solely to permit the Receiving Party to determine compliance with its obligations hereunder; (b) any portion of the Confidential Information of the other Party which is contained in the Receiving Party’s laboratory notebooks; (c) any portion of the Confidential Information of the other Party which a Receiving Party is required by Applicable Law to retain; (d) any Confidential Information that the Receiving Party has the right to continue to use after the date of the Disclosing Party’s request after termination or expiration of this Agreement, as applicable; and (e) Confidential Information subject to the Internal Policies of a Party related to backup electronic storage and document retention and destruction. Notwithstanding the return or destruction of the documents and tangible items described above, the Parties will continue to be bound by their obligations under Article 7.

9.10 Survival. In addition to provisions that are expressly indicated to survive the termination or expiration of this Agreement, the following provisions shall survive the expiration or termination of this Agreement: Articles 1, 5 (with the exception of Section 5.14), 7, 8 and 13; and Sections 2.3.2 (with respect to confidentiality and intellectual property) 2.3.3, 2.4 (last sentence only), 2.4.1 (current as of the effective date of expiration or termination), 3.2.3 (with respect to written materials and minutes), 3.3.3, 4.2.1(b) (as applicable solely with respect to any Continuing Rayze Screening Products under a Section 9.4(a) termination), 4.3 (as applicable solely with respect to any Continuing Rayze Screening Products under a Section 9.4(a) termination), 4.4 (as applicable solely with respect to any Continuing Rayze Screening Products under a Section 9.4(a) termination), 6.2.2 (solely with respect to continuing Collaboration Products under a Section 9.4(a) termination), 6.2.3 (solely with respect to continuing Collaboration Products under a Section 9.4(a) termination), 6.4 (solely with respect to continuing Collaboration Products under a Section 9.4(a) termination), 6.5 (as applicable), 9.6, 9.7 (as applicable), 9.8 (as applicable), 9.9, 9.11, 10.3, 11.1, 11.3, 12.1.2, 12.1.3 and this Section 9.10, and Schedules 1.87 (Program Molecules) and 5.5 (Third Party Sublicenses) as then current on the effective date of expiration or termination. If this Agreement is partially terminated with respect to a Terminated Collaboration Target (in accordance with Section 9.4(b)) or with respect to the Blaze Platform Technology and Collaboration Platform Technology (in accordance with Section 4.4(a) or 9.5(a)) (as applicable, the “Terminated Subject Matter”) but not terminated in its entirety, then following such partial termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Subject Matter (each to the extent they would survive and apply in the event this Agreement expires or is terminated in its entirety or as otherwise necessary for any of Blaze and its Affiliates and its and their (sub)licensees to exercise their rights in the Terminated Subject Matter); provided that, Rayze shall remain liable after termination of any Terminated Subject Matter for payment of any Milestone payment due under any applicable milestone event achieved for any Collaboration Products or Rayze Screening Products in accordance with Article 5.

9.11 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies at equity or law shall remain available to the Parties except as set forth herein.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES AND COVENANTS

10.1 Mutual Representations, Warranties and Covenants. Each Party represents and warrants to the other Party as of the Effective Date that:

10.1.1 such Party is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority and legal right to enter into this Agreement and to carry out the provisions hereof;

10.1.2 such Party has the right to grant the licenses to the other Party purported to be granted pursuant to this Agreement and the rights granted to the other Party pursuant to this Agreement do not conflict with any rights or obligations of such Party to any Third Parties;

10.1.3 such Party has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with the terms and conditions hereof;

10.1.4 to a Party’s knowledge, such Party has received all necessary licenses and certificates with respect to facilities within such Party’s ownership or control sufficient to allow such Party to conduct the activities assigned to such Party under each Research Plan, and such Party is in compliance with the requirements of such licenses and certificates;

10.1.5 the execution, delivery and performance of this Agreement by such Party (a) will not constitute a default under, or conflict with, any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, (b) violate any Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and (c) is not prohibited or limited by, and shall not result in the breach of or a default under, any provision of the certificate or articles of incorporation or bylaws of such Party;

10.1.6 it is not and will not be required to give any notice to any governmental authority or obtain any approval in connection with the execution and delivery of this Agreement;

10.1.7 such Party and its Affiliates have not employed and during the Term, will not employ or use in any capacity the services of any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent). Such Party shall notify the other Party in writing immediately if any such debarment occurs or comes to its attention and shall promptly remove any person or entity so disbarred from performing ay activities related to this Agreement;

10.1.8 such Party and its Affiliates performing activities under this Agreement has in place or will have in place prior to its conduct of its activities under the Agreement a written agreement with its employees and other personnel it appoints to perform such activities hereunder to ensure that such Party has sufficient ownership or license rights to any Collaboration Technology invented, discovered, created or developed by such Party to grant the rights to the other Party as required to be granted under this Agreement;

10.1.9 such Party shall perform its obligations under this Agreement in accordance with Applicable Law and shall promptly notify the other Party in writing if it has information to suggest or if it suspects that there may be a violation of Applicable Law in connection with this Agreement; and

10.1.10 such Party shall and shall cause its Affiliates and its and their respective subcontractors and licensees to, conduct all activities undertaken pursuant to this Agreement in accordance with Applicable Law.

10.2 Representations and Warranties of Blaze. Blaze represents and warrants to Rayze as of the Effective Date and the Option Exercise Date as follows:

10.2.1 Blaze Controls the Blaze Platform Patents and Blaze Non-Platform Patents;

10.2.2 Blaze has the rights to grant the rights, licenses and sublicenses to the Blaze Platform Technology to Rayze pursuant to this Agreement;

10.2.3 The Blaze Platform Technology includes all Patents and Know How Controlled by Blaze that are reasonably necessary to conduct the screening activities contemplated under this Agreement;

10.2.4 Blaze has not received any written notice from any person that, and Blaze has no knowledge of any claim, whether or not asserted, that disputes the inventorship or ownership of any Blaze Platform Technology.

10.2.5 There are no existing Blaze Non-Platform Patents that would require a license not granted to Rayze pursuant to this Agreement or reasonably be expected to bar (a) the performance of any Research Plan contemplated under the Agreement or (b) the exercise and use of the Blaze Platform Technology (1) to identify Binding Peptides or (2) for use in exercise of the Option;

10.2.6 Blaze has not entered into any agreement that would conflict with the rights and licenses granted or required to be granted to Rayze in this Agreement and has not granted nor assigned or otherwise transferred any right to any Third Party that would conflict with the rights granted to Rayze hereunder; and

10.2.7 no claim or litigation has been brought or threatened in writing by any Person against Blaze (a) alleging that any Patents within the Blaze Platform Patents or Blaze Non-Platform Patents are invalid or unenforceable; or (b) alleges the use or practice of the Blaze Platform Technology infringes or misappropriates the intellectual property rights of a Third Party.

10.3 Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, AND BOTH PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification.

11.1.1 Indemnification by Blaze. Blaze hereby agrees to indemnify, defend and hold harmless Rayze and its Affiliates and their respective directors, officers, employees and agents, and the respective successors and assigns any of the foregoing (“Rayze Indemnitees”), from and against any and all suits, claims, actions, demands, losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Losses”) asserted by a Third Party to the extent arising from (a) any inaccuracy as of the date when made of any of Blaze’s representations and warranties hereunder, (b) a Blaze Indemnitee’s breach of this Agreement, negligence or willful misconduct, or (c) a Blaze’s or any of the Blaze Indemnitees’ failure to abide by any Applicable Law, except to the extent such Losses arise out of the conduct described in Section 11.1.2(a) – (d) below.

11.1.2 Indemnification by Rayze. Rayze hereby agrees to indemnify, defend and hold harmless Blaze and its Affiliates and their respective directors, officers, employees and agents, and the respective successors and assigns of any of the foregoing (“Blaze Indemnitees”), from and against any and all Losses asserted by a Third Party to the extent arising from (a) any inaccuracy as of the date when made of any of Rayze’s representations and warranties hereunder, (b) a Rayze Indemnitee’s breach of this Agreement, negligence or willful misconduct, (c) a Rayze’s or any of the Rayze Indemnitee’s failure to abide by any Applicable Law, or (d) the Development, Manufacture, Commercialization, or other exploitation of the Exclusive Molecules, Collaboration Products and Rayze Screening Products by Rayze pursuant to this Agreement, except to the extent such Losses arise out of the conduct described in Section 11.1.1(a) – (c) above.

11.1.3 Indemnification Procedures. Upon becoming aware or receipt of notice of any Third Party claim that may be subject to indemnification by the other Party (the “Indemnifying Party”) under this Section 11.1, any Rayze Indemnitee or any Blaze Indemnitee (each, an “Indemnitee”), as the case may be, shall promptly notify the Indemnifying Party in writing. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any action for which indemnification is sought, and if the Indemnifying Party elects to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof. The Indemnifying Party may settle any action, claim or suit for which the Indemnitee is seeking indemnification; provided that the Indemnifying Party shall first give the Indemnitee advance notice of any proposed compromise or settlement and such Indemnitee provides prior written approval, such approval not to be unreasonably withheld. The Parties and their employees shall cooperate fully with each other and their legal representatives in the investigation, defense, prosecution, negotiation or settlement of any such claim or suit. Each Party’s indemnification obligations under this Article 11 shall not apply to amounts paid by an Indemnitee in settlement of any action with respect to a Third Party claim, if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably. In no event shall the Indemnifying Party settle or abate any Third Party claim in a manner that would diminish the rights or interests of the Indemnitee, admit any liability on the part of the Indemnitee, or obligate the Indemnitee to make any payment, take any action, or refrain from taking any action, without the prior written approval of the Indemnitee.

11.2 Insurance.

11.2.1 Blaze’s Insurance Obligations. Blaze shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are determined to be advisable by Blaze, based on advice from insurance professionals, for companies of similar size and with similar resources for the activities to be conducted by it under this Agreement taking into account the scope of the activities for which Blaze is responsible hereunder. Blaze shall furnish to Rayze evidence of such insurance, upon request.

11.2.2 Rayze’s Insurance Obligations. Rayze shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are determined to be advisable by Rayze, based on advice from insurance professionals, for companies of similar size and with similar resources for the activities to be conducted by it under this Agreement taking into account the scope of the activities for which Rayze is responsible hereunder.    Rayze shall furnish to Blaze evidence of such insurance or self-insurance, upon reasonable request.

11.3 LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7, NEITHER BLAZE NOR RAYZE, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES, FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, LOST PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Dispute Resolution. Any dispute arising out of or relating to the Agreement, subject to Technical Lead resolution efforts as set forth in Section 3.4, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to the following provisions:

12.1.1 In the event a Dispute arises, the Parties agree that they shall attempt in good faith to resolve the Dispute by negotiation between Rayze’s Chief Executive Officer and Blaze’s Chief Executive Officer (or their respective designee with power and authority to resolve such dispute) (each, a “Senior Executive”). Either Party may refer a Dispute to the applicable Senior Executive of the other Party by serving notice that such Dispute has arisen and demand that negotiations commence. If the Senior Executives of both Parties are unable for any reason to resolve a Dispute within [***] of service of the notice, either Party shall have the right to institute litigation in accordance with Section 12.1.

12.1.2 Injunctive Relief. Notwithstanding anything to the contrary, nothing in this Agreement will preclude either Party from seeking equitable relief or interim or provisional relief from any court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute if necessary to protect the interests of such Party or to preserve the status quo. For the avoidance of doubt, nothing in this Section 12.1.2 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 9.2.

12.1.3 Patent Disputes. Subject to Section 5.6, notwithstanding anything to the contrary in this Agreement, any dispute, controversy or claim relating to the validity, scope, enforceability, inventorship, or ownership of intellectual property rights shall be submitted to a court of competent jurisdiction in the country in which such intellectual property rights were granted or arose.

ARTICLE 13

MISCELLANEOUS

13.1 Governing Law; Jurisdiction; Venue; Service. This Agreement and any Dispute shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of laws principles. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. Except as set forth in Sections 12.1.2 and 12.1.3, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the federal courts located in the Northern District of California, San Francisco for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree to not commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts located in the Northern District of California, San Francisco and hereby further irrevocably and unconditionally waive and agree to not plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement.

13.2 Assignment; Change of Control; Third Party IP. This Agreement shall not be assignable or transferable by either Party in whole or in part to any Third Party without the prior written consent of the other Party hereto, not to be unreasonably withheld. Notwithstanding the foregoing, without the other Party’s consent (a) either Party may assign this Agreement and its rights and obligations hereunder in connection with a Change of Control of such Party and (b) either Party may assign this Agreement and its rights and obligations hereunder to an Affiliate of such Party (so long as such Person remains an Affiliate), provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; further provided, in the event of any (x) Change of Control of Blaze or (y) Blaze acquisition of a Person (whether or not such results in a Change of Control of Blaze), any and all intellectual property of the Person or its Affiliates engaged in the applicable event including its and such Person’s Patents and Know How shall not be considered to be subject to this Agreement nor be considered to be Controlled by Blaze nor licensed to Rayze under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 13.2. Any assignment or transfer not in accordance with this Agreement shall be void.

13.3 Force Majeure. Each Party shall be excused from the performance of their obligations under this Agreement (other than such Party’s obligations to make any payment to the other Party under this Agreement) to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the non-performing Party takes reasonable efforts to remove the condition, for up to a maximum of [***], after which time the Parties will negotiate in good faith any modifications of the terms and conditions of this Agreement that may be necessary to arrive at an equitable solution. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any Force Majeure.

13.4 Notices. Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be personally delivered or sent by a nationally recognized private express courier, or by first class mail (registered or certified) or electronically (with date of confirmation) to the respective Parties as set forth below. Notices will be deemed effective (a) The date of confirmed electronic transmission, (b) the next day if sent by courier or 24 hour delivery service confirmed delivery (e.g., FedEx); or (c) five (5) Business Days after deposit, postage prepaid, if mailed. Either Party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Section 13.4.

If to Rayze:

RayzeBio, Inc.

9880 Campus Point Dr., Suite 410

San Diego, CA 92121

Attention: CEO

Email: [***]

With a copy (which shall not constitute notice to):

RayzeBio, Inc.

9880 Campus Point Dr., Suite 410

San Diego, CA 92121

Attention: Finance

If to Blaze:

Blaze Bioscience, Inc.

530 Fairview Avenue North, Suite 1400

Seattle, WA 98109

Attention: President and CEO

Phone: [***]

Email: [***]

With a copy (which shall not constitute notice to):

Attention: VP Legal and IP

13.5 Export Clause. Each Party acknowledges that the laws and regulations of the United States and other Applicable Laws may restrict the export and re-export of certain commodities and technical data. Each Party agrees that it will not export or re-export restricted commodities or technical data of the other Party in any form without the appropriate United States or foreign government licenses.

13.6 Waiver. The terms and conditions of this Agreement may be waived or released only by a written instrument executed by the Party or Parties waiving or releasing compliance. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

13.7 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions.

13.8 Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the CDA, and all information exchanged between the Parties under the CDA shall be considered Confidential Information exchanged hereunder upon the Effective Date. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of both Parties.

13.9 Independent Contractors. Nothing herein shall be construed to create a partnership, or any relationship of employer and employee, agent and principal, or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party, and neither Party shall represent that it has such authority. Neither Party shall report the transactions and undertakings contemplated by this Agreement as a partnership for United States federal income tax purposes unless required pursuant to a “final determination” as defined in Section 1313 of the United States Internal Revenue Code.

13.10 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

13.11 Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Research Plan hereto or other written agreements not otherwise executed by the Parties as an amendment hereto, the terms and conditions of this Agreement shall control.

13.12 Counterparts. This Agreement and any amendments thereto may be executed and delivered (including by PDF or any other electronically transmitted signatures) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.13 No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties, their respective permitted successors and assigns, and is not for the benefit of, nor many any provision hereof be enforced by, any other Person.

13.14 Interpretation. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms. The word “any” will mean “any and all” unless otherwise clearly indicated by context. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed, or amended, (c) any reference herein to any Person will be construed to mean the Person’s successors and assigns (after any such succession or assignment), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) the word “or” will be interpreted to mean “and/or”, (f) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided, will be construed to refer to Articles, Sections, and Schedules of this Agreement, and (g) the words “include” and “including” will be interpreted to mean “include without limitation” and “including without limitation,” respectively. This Agreement has been prepared, examined, negotiated and revised by each Party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any Party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective duly authorized representatives as set forth below.

RAYZEBIO, INC.

By:	/s/ Ken Song
Ken Song

Its:	President and CEO

BLAZE BIOSCIENCE, INC.

By:	/s/ Heather L. Franklin
Heather L. Franklin

Its:	President and CEO

[SIGNATURE PAGE TO RESEARCH COLLABORATION AND LICENSE AGREEMENT]

Schedule 1.11

[***]

Schedule 1.12

[***]

Schedule 1.15

[***]

Schedule 1.31

[***]

Schedule 1.87

[***]

2

Schedule 1.99

[***]

3

SCHEDULE 2.2.1

[***]

SCHEDULE 5.5

Third Party Sublicenses

A redacted copy of the template Exclusive License Agreement between Blaze and Hutch has been supplied to Rayze as of the Effective Date (“Hutch Sublicense”). Financial terms within the Hutch Sublicense provide context for any [***] Licensing Payments and other terms associated with a Hutch Sublicense to the Hutch Sublicense in accordance with Section 5.5.1 or in accordance with Section 5.5.2 (as applicable).